UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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CLARCOR Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of
Annual Meeting of Shareholders

The Annual Meeting of Shareholders of CLARCOR Inc. (the “Company”) will be held at the Hilton Naples Florida Hotel at 5111 Tamiami Trail North, Naples, FL 34103, on Tuesday, March 22, 2011 at 9:00 A.M., Eastern Time, for the following purposes:

1. To elect as Directors the three nominees named in the attached Proxy Statement for a term of three years each;

2. To have an advisory vote on the Company’s executive compensation programs and practices;

3. To have an advisory vote on how frequently (annually, every other year or every three years) the Company will have future advisory votes on the Company’s executive compensation programs and practices;

4. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending November 26, 2011; and

5. To transact such other business as may properly come before the meeting or any adjournment thereof.

Only holders of CLARCOR Common Stock of record at the close of business on Friday, February 4, 2011 are entitled to receive notice of and to vote at the meeting or any adjournment thereof.

Whether or not you plan to attend the meeting, you are requested to vote on these proposals. You can do so in one of three ways: (i) sign and date the enclosed proxy and return it promptly in the envelope enclosed for that purpose; (ii) vote by internet pursuant to the instructions on the enclosed proxy card; or (iii) vote by telephone pursuant to the instructions on the enclosed proxy card. Your vote is important and very much appreciated.

/s/ Richard M. Wolfson
Richard M. Wolfson
Secretary

PLEASE SIGN AND DATE THE ACCOMPANYING PROXY
AND MAIL IT PROMPTLY.

Franklin, Tennessee
February 16, 2011

CLARCOR Inc.

i

ii

CLARCOR Inc.
840 Crescent Centre Drive, Suite 600
Franklin, Tennessee 37067

PROXY STATEMENT

Annual Meeting of Shareholders

This Proxy Statement and the accompanying proxy are being mailed to shareholders of CLARCOR Inc. (the “Company”) on February 16, 2011. They are being furnished in connection with the solicitation of proxies by the Company’s Board of Directors for use at the Annual Meeting of Shareholders to be held at the Hilton Naples Florida Hotel at 5111 Tamiami Trail North, Naples, FL 34103, on Tuesday, March 22, 2011 at 9:00 A.M., Eastern Time, for the purposes set forth in the Notice of Annual Meeting of Shareholders. Directions to the Annual Meeting and information on how to vote in person can be obtained on-line at www.clarcorproxy.com or by contacting the Company’s Secretary, Richard M. Wolfson, at 840 Crescent Centre Drive, Suite 600, Franklin, Tennessee 37067, telephone: (615)-771-3100.

A shareholder may vote by executing the proxy card or vote via the internet or by telephone pursuant to the instructions on the proxy card. A shareholder who gives a proxy may revoke it at any time before it is voted by giving written notice of the termination thereof to the Secretary of the Company, by filing with him another proxy or by attending the Annual Meeting and voting his or her shares in person.

All valid proxies delivered pursuant to this solicitation, if received in time and not revoked, will be voted. If no specifications are given by the shareholder executing the proxy card, valid proxies will be voted (a) to elect three individuals nominated for election to the Board of Directors listed on the proxy card enclosed herein, (b) in favor of the approval, on an advisory and non-binding basis, of the compensation of the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, in this Proxy Statement, (c) in favor of the approval, on an advisory and non-binding basis, of the Company having an advisory vote on the compensation of the Company’s named executive officers as set forth in the Company’s proxy statement every three years, (d) to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the books and accounts of the Company for the fiscal year ending November 26, 2011, and (e) in the discretion of the appointed proxies, upon such other matters as may properly come before the meeting.

As of January 15, 2011, the Company had outstanding 50,378,779 shares of Common Stock, constituting the only class of voting securities of the Company outstanding, and each outstanding share is entitled to one vote on all matters to be voted upon. Only holders of CLARCOR Common Stock of record at the close of business on February 4, 2011 are entitled to notice of and to vote at the meeting. A majority of the shares of Common Stock issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, will constitute a quorum for purposes of the Annual Meeting. Proxies received but marked as abstentions and broker non-votes (as defined below under “Vote Required to Approve Proposals”) will be included in the calculation of the number of shares considered to be present at the meeting.

Voting Matters

If a quorum is present at the Annual Meeting:

•	With respect to Proposal 1 (Election of Directors), the three directors receiving the greater number of votes will be elected.
•	The approval of Proposal 2 (Advisory Vote on the Company’s Executive Compensation Programs and Practices) and Proposal 4 (Ratification of the Appointment of PricewaterhouseCoopers LLP) will require the affirmative vote of a majority of the shares of Common Stock of the Company present in person or represented by proxy at the meeting and entitled to vote with respect to such proposal.

•	The approval of Proposal 3 (Advisory Vote on Frequency of Future Advisory Votes on the Company’s Executive Compensation Programs and Practices) shall be determined by whichever of the choices — annually, every other year or every three years — receives the greatest number of votes cast.

If your shares are held by a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares held in “street name.” If your shares are held in street name, these proxy materials are being forward to you by your bank, brokerage firm or other nominee (the “record holder”), along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. In addition, as the beneficial holder of shares, you are entitled to attend the Annual Meeting. If you are a beneficial owner, however, you may not vote your shares in person at the meeting unless you obtain a legal proxy, executed in your favor, from the record holder of your shares.

If your shares are held in street name and you do not give voting instructions, pursuant to New York Stock Exchange (“NYSE”) Rule 452, the record holder will not be permitted to vote your shares with respect to Proposals 1, 2 and 3, and your shares will be considered “broker non-votes” with respect to these proposals. If your shares are held in street name and you do not give voting instructions, the record holder will nevertheless be entitled to vote your shares with respect to Proposal 4 in the discretion of the record holder.

Broker non-votes will be treated as shares present for quorum purposes, but not entitled to vote. Therefore, broker non-votes will not affect the outcome of Proposals 1, 2 or 3.

Abstentions will have no effect on Proposals 1 or 3. With respect to Proposals 2 and 4, abstentions will be treated as shares present for quorum purposes and entitled to vote, so they will therefore be equivalent to a vote against such proposals.

We know of no business to be conducted at the Annual Meeting other than Proposals 1, 2, 3 and 4. The Company’s bylaws require shareholders to give advance notice of any proposal intended to be presented at the meeting. The deadline for this notice has passed and we did not receive any such notice. If any other matter properly comes before the stockholders for a vote at the Annual Meeting, the proxy holders named in the proxy cards will vote your shares in accordance with their best judgment.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on March 22, 2011:

The following Proxy materials are available for you to review online at: www.clarcorproxy.com:

•	This Proxy Statement (including all attachments);
•	Form of Proxy card
•	The Company’s Annual Report for the fiscal year ended November 27, 2010 (which is not deemed to be part of the official proxy soliciting materials); and
•	Any amendments to the foregoing materials that are required to be furnished to stockholders.

In accordance with Securities and Exchange Commission (“SEC”) rules, the foregoing website does not use “cookies”, track user moves or gather any personal information.

In addition, you may request a copy of any of the above materials by calling 1-800-252-7267, pressing “0” and asking to be connected to the Company’s Secretary, Richard Wolfson, or by sending an e-mail setting forth a valid mailing address to: investor@clarcor.com.

PROPOSAL NO. 1 —

ELECTION OF DIRECTORS

Nominees for Election to the Board of Directors

The Company’s Certificate of Incorporation provides for a Board of Directors consisting of nine directors divided into three classes, each class consisting of three directors. One class of directors is elected at each Annual Meeting of Shareholders. The Board is currently comprised of nine directors, three of whom are up for re-election this year.

Accordingly, at the Annual Meeting three directors are to be elected. The nominees are Messrs. Mark Emkes, Robert Jenkins, and Philip Lochner, Jr. All of the nominees are current directors whose terms in office expire this year. Messrs. Jenkins and Lochner were previously elected by the shareholders of the Company. Mr. Emkes was appointed as a director by the Board of Directors on June 25, 2010, and has served continuously since his appointment. All have been recommended by the Corporate Governance/Directors’ Affairs Committee and by the entire Board of Directors for re-election to our Board of Directors, and all of the nominees have consented to serve if elected. In the event any of these nominees is unable to serve as a director, the shares represented by the proxy will not be voted with respect to such individual. The Board of Directors has no reason to believe that any of the nominees will be unable to serve.

If elected, Messrs. Emkes, Jenkins and Lochner will hold office for a three-year period ending in 2014 or until their respective successors are duly elected and qualified.

Information Concerning Nominees and Directors

The following are the current directors of the Company (including the nominees), their ages, the year in which each first became a director, their principal occupations or employment during at least the past five years, other directorships held within the last five years, and information regarding their respective qualifications to serve as directors of the Company:

Name	Age	Director Since	Year Term as Director Expires
J. Marc Adam	72	March 23, 1991	2012

Mr. Adam is a former senior executive with 3M Company, St. Paul, Minnesota. He served as Vice President of Marketing from 1995 to 1999 and as Group Vice President from 1986 to 1995. Mr. Adam was a director of Schneider National Inc., a privately held trucking and logistics company until 2010.

Mr. Adam’s experience as the former head of marketing and a senior executive of 3M, including establishing and running an operating unit in Belgium, has allowed Mr. Adam to provide innovative leadership and perspective to the Company and the Board for two decades. Mr. Adam’s 20-year tenure as a director, spanning the terms of two different chief executive officers of the Company, has provided stability and continuity during periods of change and growth. In addition, Mr. Adam’s significant international business experience, including establishing and running an operating unit for 3M in Belgium, has been valuable to the Company in its efforts to grow outside of the United States.

Name	Age	Director Since	Year Term as Director Expires
James W. Bradford, Jr.	63	January 20, 2006	2012

Mr. Bradford is the Dean, Owen Graduate School of Management, Vanderbilt University, Nashville, Tennessee, and has held that position since 2004. From November 2002 until 2004 he was the Associate Dean of Corporate Relations of Owen. From 1999 to 2001 he was the President and Chief Executive Officer of United Glass Corporation, a large national fabricator of flat glass. Prior to becoming CEO, Mr. Bradford was the company’s General Counsel. Mr. Bradford is a director of two other publicly traded US corporations: Genesco, Inc. and Granite Construction, Incorporated and sits on numerous other advisory and academic boards and councils.

As the leader of one of the United States’ preeminent business schools and an active business professor, Mr. Bradford regularly interacts with leading business executives, academicians and practitioners around the globe, which has provided significant benefits to the Company, including in the area of executive recruitment and corporate governance. Additionally, Mr. Bradford’s executive experience in leading a large and acquisitive industrial company provided him with practical and actual experience that is highly relevant to the Company’s business and has made Mr. Bradford a resource for the Company’s management team.

Name	Age	Director Since	Year Term as Director Expires
Robert J. Burgstahler	66	December 18, 2000	2013

Mr. Burgstahler is a former senior executive of 3M Company, St. Paul, Minnesota. He served as 3M’s Senior Vice President, Business Development and Corporate Services from 2002 until 2003, and Vice President, Finance and Administrative Services from 2000 to 2002. Mr. Burgstahler was President and General Manager of 3M Canada from 1998 to 2000 and Staff Vice President Taxes of 3M from 1995 to 1998.

Mr. Burgstahler brings an exceptionally strong finance and management background to the Board. His experience in all aspects of financial reporting and financial management for a large multinational corporation has made him a valuable resource for the Company and its management, and his expertise in these areas makes him an effective Chairman of the Company’s Audit Committee, in which capacity he has served since 2005. In addition, Mr. Burgstahler’s executive experience in leading 3M Canada, a large international business unit of 3M, has been valuable to the Company in its efforts to grow outside of the United States.

Name	Age	Director Since	Year Term as Director Expires
Paul Donovan	63	March 24, 2003	2013

Mr. Donovan served as Senior/Executive Vice President and Chief Financial Officer of Wisconsin Energy Corporation, a holding company with subsidiaries primarily in utility businesses, from August 1999 until June 2003, and retired as a special advisor to the Chairman of that company in February 2004. Mr. Donovan was the Executive Vice President and Chief Financial Officer of Sundstrand Corporation from December 1988 to June 1999. Mr. Donovan is a director of two other publicly traded U.S. corporations: AMCORE Financial, Inc. and Woodward Governor Company.

Mr. Donovan brings an exceptionally strong finance and management background to the Board. His expertise in all aspects of financial reporting and financial management for large industrial corporations has made him a valuable resource for the Company and its management, and qualifies him as a financial expert for the Audit Committee. His experience on other public company boards has provided significant benefits to the Company and the Board, including in the areas of corporate governance and executive compensation.

Name	Age	Director Since	Year Term as Director Expires
*Mark A. Emkes	57	June 25, 2010	2011

For more than five years and until his retirement effective on February 28, 2010, Mr. Emkes was the Chairman and Chief Executive Officer of Bridgestone Americas, Inc. and Bridgestone Americas Holdings, Inc., the world’s largest tire and rubber company. He was also President of Bridgestone Americas, Inc. from January 2009 until his retirement. Mr. Emkes served as a director of Bridgestone Corporation from April 1, 2008 through February 28, 2009. Mr. Emkes currently serves as a director of two other publicly traded US corporations: Greif, Inc. and First Horizon National Corporation. In December 2010, Mr. Emkes was appointed to serve as the State of Tennessee’s Finance Commissioner, a state-level cabinet position, by the Governor of the State of Tennessee, William Haslam.

Mr. Emkes’ experience as a former chief executive officer of a major multinational industrial firm and the significant time that Mr. Emkes spent living and operating businesses outside of the United States, including the United Arab Emirates, Spain, Mexico and Brazil, make him a valuable director for the Company as it continues its international growth efforts. In addition, Mr. Emkes has significant marketing and distribution experience in aftermarket sales channels that are important to many of the Company’s key operating businesses. Finally, his experience on other public company boards provides significant benefits to the Company and the Board.

Name	Age	Director Since	Year Term as Director Expires
*Robert H. Jenkins	67	March 23, 1999	2011

Mr. Jenkins is the retired Chairman, Hamilton Sundstrand Corporation, Rockford, Illinois, an aerospace and industrial company that resulted from a merger with United Technologies Corporation in 1999. He served as Chairman, President and Chief Executive Officer of predecessor Sundstrand Corporation from 1997 to 1999 and as President and Chief Executive Officer of Sundstrand from 1995 to 1997. Mr. Jenkins is a director of two other publicly traded U.S. corporations: Acco Brands Corporation and AK Steel Holding Corporation, and serves as the independent lead director of each. Mr. Jenkins formerly served as a director of Solutia, Inc. from 1997 to 2008.

Mr. Jenkins’ experience as the chief executive officer of a publicly held major industrial firm and his business and operational experience at a number of companies in other industries brings a wealth of relevant experience to the Board and has made Mr. Jenkins a resource for the Company and its management team. In addition, Mr. Jenkins’ extensive corporate governance experience as lead director for Acco Brands Corporation and AK Steel Holdings Corporation has been and continues to be valuable to the Company and the Board.

Name	Age	Director Since	Year Term as Director Expires
Norman E. Johnson	62	June 26, 1996	2013

Mr. Johnson has served as Chairman, President and Chief Executive Officer of the Company since March 2000. Mr. Johnson is a director of Schneider National Inc., a privately held trucking and logistics company.

Mr. Johnson has more than 30 years in the filtration industry and has a wealth of operational and management experience in leading filtration related businesses, for both the Company as well as one of the Company’s most significant competitors. Mr. Johnson’s broad and deep experience and knowledge with respect to filtration applications, end-markets and technologies has enabled the Company to grow consistently during his 19 year career with the Company, enter new markets and compete globally with companies that are larger and have more human and financial capital than the Company. This experience and knowledge, combined with Mr. Johnson’s tenure with the Company, allow him to lead the Board of Directors and better enable the Board to set the strategic path for the Company and its operating units.

Name	Age	Director Since	Year Term as Director Expires
*Philip R. Lochner, Jr.	67	June 17, 1999	2011

Mr. Lochner was the Senior Vice President and Chief Administrative Officer, Time Warner, Inc., New York, NY from 1991 to 1998, and a Commissioner of the Securities and Exchange Commission from 1990 to 1991. Mr. Lochner is currently a director of three other publicly traded U.S. corporations: Crane Co.; CMS Energy Corporation (where he serves as the Presiding Director); and Gentiva Health Services, Inc. In the past ten years, he has also served as the director of Adelphia Communications (post-Chapter 11 filing); Apria Healthcare; Gtech Holdings Corporation; Monster Worldwide, Inc. and Solutia Inc., and as a director of the National Association of Securities Dealers and the American Stock Exchange.

At various times during his tenure with Time Warner, Mr. Lochner’s duties included oversight of certain shareholder relations, legal, internal audit, executive compensation, real estate, employee relations and other functions. As a former SEC Commissioner and a current and former director of public companies, Mr. Lochner has significant experience in the area of corporate governance as well as securities and disclosure matters, and is an extremely valuable resource to the Board and to management in these areas. Additionally, the management and administrative expertise with respect to the functional areas described above that Mr. Lochner gained as a senior executive of a public company make him a valuable member of the Board and a resource to the Company and to management.

Name	Age	Director Since	Year Term as Director Expires
James L. Packard	68	June 22, 1998	2012

Mr. Packard is the former Chairman, President and CEO of Regal-Beloit Corporation, a worldwide manufacturer of mechanical power transmission equipment, electric motors and controls, and electric power generators headquartered in Beloit, WI. He served as Executive Chairman of Regal Beloit from April 2005 to December 2006, Chairman from 1986 to April 2005, President from 1980 to 2002 and Chief Executive Officer from 1984 to 2005. Mr. Packard is currently a director of two other publicly traded U.S. corporations: The Manitowoc Company, Inc. and Douglas Dynamics, Inc., and a director of First National Bank and Trust, located in Beloit, WI, United Plastic Group, located in Oak Brook, IL and ABC Supply, located in Beloit, WI. Mr. Packard previously served on the Boards of two other publicly listed companies: Elco Corporation, and Gehl Corporation.

Mr. Packard served on the Board of Governors of the American Stock Exchange (AMEX) and was a member of the Executive Committee, the Board Oversight Committee on Specialist Unit Structure, and the Listed Company Advisory Committee. He was on the Board of Governors at the time AMEX merged with NASD, and after the merger he served as a member of the Listing and Hearing Review Council of the NASD.

Mr. Packard’s experience as a former chief executive officer of a publicly held major industrial firm and his experience on the boards of companies in other industries are highly relevant to his duties on the Board and have made Mr. Packard a resource for the Company and its management team. In addition, Mr. Packard’s extensive experience in the area of corporate governance make him an effective Chairman of the Company’s Director Affairs/Corporate Governance Committee, in which capacity he has served since 2005.

*	Nominees for election to terms expiring in 2014

Vote Required

A shareholder may mark the accompanying form of proxy to (i) vote in favor of all nominees, (ii) withhold votes from all nominees, or (iii) vote in favor of one or more nominees while withholding votes from one or more specified nominees. If a quorum is present at the Annual Meeting, the three directors receiving the greatest number of votes will be elected. As there are precisely three nominees, any director receiving any votes will be elected.

Pursuant to NYSE Rule 452, the uncontested election of directors may not be voted upon by banks, brokerage firms and other nominees holding shares in street name without instruction from beneficial owners. Consequently, proxies submitted by banks, brokerage firms and other nominees holding shares in street name may not, in the absence of specific instructions from beneficial owners, vote the shares in favor of a nominee or withhold votes from a nominee at the discretion of the bank, brokerage firm or other nominee.

If no voting specification is made on a properly returned or voted proxy card, the proxies named on the proxy card will vote FOR the election of Messrs. Emkes, Jenkins and Lochner as directors of the Company in accordance with the Board of Directors’ recommendation below. As noted earlier in this proxy statement, broker non-votes and abstentions will not affect the outcome of the election of these candidates.

The Board of Directors recommends a vote FOR the election of Messrs. Emkes, Jenkins and Lochner as directors of the Company.

CORPORATE GOVERNANCE

Independence

NYSE corporate governance rules require that the Board of Directors of a listed company consist of a majority of independent directors. The Company’s Board of Directors currently has, and previously has had, a majority of independent directors. Eight of the nine current members of the Board of Directors are independent; only Mr. Johnson is not.

Pursuant to the NYSE corporate governance rules, the Board of Directors has adopted categorical independence standards to provide assistance in the determination of director independence. The categorical standards are set forth below and provide that a director will not qualify as an independent director if:

(i) The director is, or has been within the last three years, an employee of the Company, or an immediate family member of the director is, or has been within the last three years, an executive officer of the Company;

(ii) The director has received, or has an immediate family member who has received, during any twelve month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

(iii) The director is a current partner or employee of the Company’s external audit firm, or was within the past three years a partner or employee of such firm and personally worked on the Company’s audit within that time;

(iv) The director has an immediate family member who (a) is a current partner of a firm that is the Company’s external auditor, (b) is a current employee of such firm and participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice or (c) was within the past three years a partner or employee of such firm and personally worked on the Company’s audit within that time;

(v) The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee;

(vi) The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues; or

(vii) The director or an immediate family member is a current officer, director or trustee of a charitable organization where the Company’s annual discretionary charitable contributions to the charitable organization are more than the greater of (i) two percent (2%) of that organization’s total annual charitable receipts, or (ii) $1,000,000.

For purposes of the categorical standards, immediate family member includes a director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares the director’s home.

The Board of Directors has affirmatively determined, assisted by the categorical independence standards set forth above, that none of the outside Directors has a material relationship with the Company (either directly or as a partner, shareholder, officer, employee or trustee of an organization that has a relationship with the Company). In making its determination, the Board of Directors considered (i) affirmative representations made by each director attesting to the lack of any commercial, banking, consulting, legal, accounting, charitable or familial relationships between such director (or persons or organizations with which a director has an affiliation) and the Company; and (ii) affirmative representations by the Company’s management that no such relationships exist to the knowledge of management.

Applying the categorical independence standards, the Board of Directors has determined that each of Messrs. Adam, Bradford, Burgstahler, Donovan, Emkes, Jenkins, Lochner and Packard is independent as required by the NYSE corporate governance rules.

Meetings and Fees

All of the Company’s directors attended all of the meetings of each of (i) the Board of Directors and (ii) Committees of the Board of which they were members throughout fiscal 2010. The Board of Directors held eight meetings during fiscal 2010.

In fiscal 2010, directors who were not employees of the Company received (a) an annual retainer of $40,000 payable in cash or shares of the Company’s Common Stock, at the director’s option; (b) a fee of $1,500 payable for each Board and Committee meeting attended in person; (c) a fee of $1,000 for each Board and Committee meeting attended by telephone; and (d) annual fees payable to Chairmen of Committees of the Board as follows: (i) Audit Committee Chairman, $10,000; (ii) Directors Affairs/Corporate Governance Committee Chairman, $6,500; and (iii) Compensation Committee Chairman, $6,500. Board members also receive reimbursement for travel expenses and the stock options referred to below.

As reported in last year’s proxy statement, in light of the Company’s wage freeze during fiscal year 2009 the Board voluntarily suspended an increase in the annual retainer from $35,000 to $40,000 that was approved in 2008 and was to have gone into effect in 2009. Wages were unfrozen during 2010, and the Board similarly unfroze the annual retainer. Consequently, the annual retainer was increased to the previously approved level of $40,000 during fiscal year 2010.

Pursuant to the Company’s Deferred Compensation Plan for Directors, a non-employee director may elect to defer receipt of the director’s fees to which he is entitled and to be paid the amounts so deferred, plus interest thereon at the prime rate announced quarterly by JP Morgan Chase Bank, or its successor, either when the participant ceases being a director of the Company or at the time the participant reaches a specified age. None of the Company’s directors deferred any portion of the fees payable during fiscal 2010.

Under the Company’s shareholder-approved 2009 Incentive Plan (the “2009 Incentive Plan”), on the date a person first becomes a non-employee director, and annually thereafter on the date of each annual meeting of shareholders, such person has the option to receive a grant of shares of the Company’s Common Stock with an aggregate fair market value equal to and in lieu of the amount of the annual retainer for non-employee directors. In fiscal year 2010, seven of the eight non-employee directors elected to take the annual retainer in stock, although for administrative ease, the $5,000 mid-year increase in the annual retainer was paid to each non-employee director, other than Mr. Emkes, in cash. (Mr. Emkes joined the Board after the increase went into effect and elected to take the entirety of his pro-rated retainer in stock.)

The 2009 Incentive Plan provides that the Directors Affairs/Corporate Governance Committee each year will determine the number and form of equity incentive grants payable to directors. Under the Company’s 2004 Incentive Plan (the predecessor to the 2009 Incentive Plan), each non-employee director was automatically granted, on the date of each annual meeting of shareholders, options to purchase 7,500 shares of Common Stock at an option exercise price equal to the fair market value of a share of Common Stock on the date of grant. In fiscal 2010, the Directors Affairs/Corporate Governance Committee determined not to deviate from historical practice and, consequently, on March 23, 2010 each director other than Mr. Emkes received options to purchase 7,500 shares of Common Stock at an option exercise price equal to the fair market value of a share of Common Stock on such date. On September 27, 2010, Mr. Emkes received a grant of 5,550 stock options (representing the 7,500 options pro-rated to his start date as a director) at an option exercise price equal to the fair market value of a share of Common Stock on September 27, 2010. All of the foregoing options were granted pursuant to the 2009 Incentive Plan.

In fiscal 2011, the Directors Affairs/Corporate Governance Committee again determined not to deviate from historical practice and, consequently, on March 22, 2011 (the date of the Annual Meeting) each director will receive options to purchase 7,500 shares of Common Stock at an option exercise price equal to the fair market value of a share of Common Stock on such date. These options will be granted pursuant to the 2009 Incentive Plan.

All options granted to directors as described above vest immediately on the date of grant and have a ten year term. Shares acquired upon exercise of an option may not be sold or transferred during the six month period following the date of grant of such option. The following table sets forth the compensation paid to the Company’s non-employee directors during fiscal year 2010:

DIRECTOR COMPENSATION FOR FISCAL YEAR 2010

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards (2) ($)	Option Awards(3) ($)	Change in Pension Value & Non-Qualified Deferred Earnings ($)	All Other Compensation ($)	Total ($)
J. Marc Adam	34,000	35,005	86,325	—	—	155,330
James W. Bradford, Jr.	33,500	35,005	86,325	—	—	154,830
Robert J. Burgstahler	46,000	35,005	86,325	—	—	167,330
Paul Donovan	36,000	35,005	86,325	—	—	157,330
Mark A. Emkes	6,000	29,611	60,884	—	—	96,495
Robert H. Jenkins	40,000	35,005	86,325	—	—	161,330
Philip R. Lochner, Jr	69,000	—	86,325	—	—	155,325
James L. Packard	40,500	35,005	86,325	—	—	161,830

(1)	Represents the amount of cash compensation earned by each director in fiscal 2010 for Board and Committee service.
(2)	All stock awards reflected in this column represent the stock awarded to a director at his election in lieu of cash compensation for his annual retainer. The amounts in this column represent the aggregate grant date fair value of such stock, computed in accordance with FASB ASC Topic 718, using the closing market price of Company stock on the grant date. The grant date fair value of the restricted stock grants made to each non-employee director other than Mr. Emkes during fiscal 2010 was $35,005, and the grant date fair value of the restricted stock grant made to Mr. Emkes during fiscal 2010 was $29,611. There were no unvested restricted stock units or unvested restricted stock held by any non-employee director as of the end of fiscal 2010. The number of shares of stock held by each non-employee director of the Company as of the end of fiscal 2010 are set forth in the column entitled “Shares Owned Outright” in the table entitled “Security Ownership — Management” under the heading “BENEFICIAL OWNERSHIP OF THE COMPANY’S COMMON STOCK”.
(3)	The amounts shown in this column represent the aggregate grant date fair value of the stock options granted, computed in accordance with FASB ASC Topic 718 using a Black-Scholes valuation methodology. See Note N. to our consolidated financial statements included in our Annual Report on Form 10-K for our fiscal year ended November 27, 2010 filed with the SEC on January 21, 2011, for the assumptions made in determining grant date fair values.

The grant date fair value of the stock options granted in fiscal 2010 to each director (determined using a Black-Scholes methodology employing the assumptions set forth in the table immediately above) was $11.51 per option for each director other than Mr. Emkes, $10.97 per option for Mr. Emkes and $665,159 for all directors in the aggregate. The number of vested stock options held by each non-employee director of the Company as of the end of fiscal 2010 are set forth in the column entitled “Vested Stock Options” in the table entitled “Security Ownership — Management” under the heading “BENEFICIAL OWNERSHIP OF THE COMPANY’S COMMON STOCK”. No non-employee director had any unvested stock options at the end of fiscal 2010.

Stock Ownership Guidelines

The Company has established stock ownership guidelines for non-employee directors. Under these guidelines, all non-employee directors, after a five-year period from their initial election to the Board, are required to own Company common stock with a value of five times the annual retainer (which is currently $40,000). The Directors Affairs/Corporate Governance Committee oversees these guidelines and reviews each director’s standing in respect of the same once per year. In January of 2011, this Committee determined that all of the Company’s directors complied with these guidelines based on their respective years as a director of the Company.

Committees of the Board of Directors

During fiscal 2010, the standing committees of the Board of Directors were the Directors Affairs/Corporate Governance Committee, the Audit Committee and the Compensation Committee. Each of these Committees is discussed below.

Directors Affairs/Corporate Governance Committee.  The Directors Affairs/Corporate Governance Committee currently consists of six directors: James L. Packard, Chairman, J. Marc Adam, James W. Bradford, Jr., Mark A. Emkes, Robert H. Jenkins, and Philip R. Lochner, Jr., with Mr. Emkes having joined the Committee after the end of fiscal 2010. Each of these directors is independent as such term is defined in the NYSE corporate governance rules.

The Board has adopted a Charter for the Committee. A current copy of that Charter is available on the Company’s website: www.clarcor.com. The Charter provides, among other things, that the Committee will make recommendations to the full Board regarding changes to the size and composition of the Board or any committee thereof; identify individuals that the Committee believes are qualified to become Board members and recommend that the Board select such nominee or nominees to stand for election; and identify individuals for appointment to the Board to fill vacancies on the Board.

Messrs. Emkes, Jenkins and Lochner are the current nominees recommended by the Committee for election to the Board at this Annual Meeting. All of these individuals are standing for election or reelection, as applicable, by the shareholders.

The Directors Affairs/Corporate Governance Committee met five times during fiscal 2010.

Audit Committee.  The Audit Committee was established by the Board in accordance with applicable provisions of the Securities Exchange Act of 1934, as amended, and applicable NYSE requirements. The Audit Committee currently consists of five directors: Messrs. Robert J. Burgstahler, Chairman, J. Marc Adam, Paul Donovan, Philip R. Lochner, Jr., and James L. Packard. Each of these individuals and any other directors who served on the Audit Committee during fiscal 2010 is independent and financially literate, as such terms are defined in the NYSE corporate governance rules, and is independent as defined in under SEC rules and regulations applicable to audit committees. Further, Mr. Burgstahler and Mr. Donovan have previously served as the chief financial officers of publicly-held corporations. Based on these and other factors, the Board has determined that Mr. Burgstahler and Mr. Donovan is each an “audit committee financial expert” as such term is defined in applicable rules of the Securities and Exchange Commission.

The Board has adopted a Charter for the Audit Committee. A current copy of that Charter is available on the Company’s website: www.clarcor.com.

The purposes of the Committee include assisting Board oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal, regulatory and filing requirements, the Company’s selection of an independent auditor, the Company’s determination of the independent auditor’s qualifications and independence and the performance of the Company’s internal audit function and independent auditors. The Committee discusses with management and the Company’s independent auditors the Company’s annual audited financial statements, quarterly financial statements, earnings press releases, and management’s assessment of internal control over financial reporting.

The Audit Committee met eight times during fiscal 2010.

Compensation Committee.  The Compensation Committee currently consists of five directors: Messrs. Robert H. Jenkins, Chairman, James W. Bradford, Jr., Robert J. Burgstahler, Paul Donovan, and Mark A. Emkes, with Mr. Emkes having joined the Committee after the end of fiscal 2010. Each of these individuals and any the directors who served on the Compensation Committee during fiscal 2010 is independent as such term is defined in the listing standards of the NYSE.

The Board has adopted a written Charter for the Committee. A current copy of that Charter is available on the Company’s website: www.clarcor.com.

The purposes of the Committee include discharging the Board’s responsibilities relating to compensation of the Company’s executive officers and reviewing and making recommendations to the Board with respect to compensation plans, policies and programs. The Committee annually reviews and approves corporate goals and objectives relevant to the compensation of the Company’s Chief Executive Officer and determines and approves the compensation level of the Chief Executive Officer and the Company’s other executive officers and approves grants and awards of restricted stock units and stock options under the Company’s incentive plans. From time to time the Committee consults with outside compensation experts in exercising its responsibilities. All of the foregoing are described in greater detail in the Compensation Discussion and Analysis below. The Committee has the authority to delegate any of its responsibilities to one or more subcommittees within certain parameters, but the Committee rarely exercises this power, and did not do so in fiscal 2010.

The Compensation Committee met eight times during fiscal 2010.

Director Qualifications and Diversity

The Directors Affairs/Corporate Governance Committee is responsible for evaluating all potential nominees to serve as a director, irrespective of whether the candidate was identified by the Committee, the Board, a stockholder or other third party. The Company’s By-laws (available on the Company’s website at www.clarcor.com) were last amended on January 16, 2010 and provide that notice of any proposed nomination by a shareholder for election of a person to the Board shall be delivered to or mailed and received at the principal executive offices of the Company no less than 120 days nor more than 150 days prior to the anniversary of the prior year’s Annual Meeting of Shareholders (provided, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder to be timely must be so received not later than the tenth day following the day on which such notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first). Section 2.12 of the By-laws specifies the information to be included by a shareholder in such a notice.

In the past, the Committee has reviewed potential candidates for election to the Board recommended primarily by Board members or third party search firms. The process has included a review of the candidate’s qualifications, background and reference checks and multiple interviews with the candidate. The same process would be applied with respect to nominees recommended by stockholders.

The Company does not currently have a specific or formal policy with regard to the minimum qualifications of director candidates, but the Company desires (and the Committee and the Board look for) individuals who possess significant and long-term experience in more than one of the following areas:

•	Executive-level management experience of a company at least as large as the Company
•	Industry knowledge and experience
•	Specific areas of business expertise (e.g., finance, sales and marketing, engineering, human resources)
•	Experience with respect to the technologies, distribution channels and end-markets of the Company and its operating businesses
•	International experience
•	US public company experience — both at the management and board level
•	Experience and contacts in relevant industries, academia and/or government
•	Expertise in corporate law, regulatory compliance and/or corporate governance

Additionally, the Committee and the Board consider other factors when evaluating potential candidates, including the candidates’ ability to dedicate sufficient time to their Board and Committee responsibilities, their ability to regularly attend Board and Committee meetings, the experiential makeup of the Board and management at the time they are being considered, the anticipated needs of the Company over the next several years (e.g., the potential entrance into new markets or lines of business), and diversity with respect to race, gender and national origin. While the Company and the Board view a candidate’s diversity as a positive attribute, there is no formal diversity policy and no specific weight is assigned to diversity in the consideration process. Rather, the Committee and the Board consider a candidate’s diversity as but one positive factor in the evaluation process along with the other factors outlined above.

Board Leadership

The Company currently combines the role of Chairman of the Board and Chief Executive Officer, with this individual setting the agenda for and overseeing Board meetings. The Company does not have a lead director.

The Company has successfully used this model for years, and believes that it remains the best structure for the Company and its shareholders, due principally to the composition of the current Board, as well as the qualities and characteristics of the Company’s current Chairman and Chief Executive Officer, Mr. Johnson, who has more than 30 years in the filtration industry and has a wealth of operational and management experience in leading filtration related businesses.

As indicated above in their respective profiles, the Board is currently comprised of individuals who have significant levels of experience in the executive management and oversight of multinational industrial public companies, in-depth knowledge of specific functional areas such as finance, accounting and sales and marketing, and expertise in the areas of corporate governance and service on US public company boards. Several of the Company’s directors, including Messrs. Jenkins, Packard and Emkes, have served as Chairman and CEO of larger companies than the Company. No director missed a single Board or committee meeting in fiscal 2010, and, as described further below, at each meeting the Board and all of its committees meet in executive session without Mr. Johnson.

Additionally, it is common practice for the Company’s independent directors to attend the meetings and participate in executive sessions even of those committees on which they are not members. Because the Board members are informed in real-time about matters discussed at each committee meeting, the Company believes that the Board is better able to discharge its responsibilities for overseeing risk management, as described further below.

In light of the above, the Board is and has consistently demonstrated itself to be active and fully engaged and able to act independently irrespective of the individual who holds the title of Chairman, and without the need of designating one of its independent directors to serve as a lead director. Consequently, the Company believes that it is well served by Mr. Johnson serving the dual role of Chairman and Chief Executive Officer, and that it is in the best interest of the Company’s shareholders for him to continue to do so. If and when Mr. Johnson retires, the Board will reconsider this position in light of the qualifications of Mr. Johnson’s successor as well as the composition of the Board at that time.

Board Role in Risk Oversight

The Company’s management is responsible for the Company’s day to day risk management activities and processes, and the Board oversees and provides direction with respect to these activities and processes, principally through the Audit Committee. At least once per year, management prepares and delivers a comprehensive report to the Audit Committee that identifies the material strategic, operational, financial, competitive, and legal/regulatory risks facing the Company and the steps that the Company takes to mitigate them. The Audit Committee uses this report as a launching point for discussing the identified risks and the Company’s mitigation efforts, and reports the substance of this discussion and any conclusions or concerns to the full Board. The full Board also annually reviews the risks faced by each significant business operating unit of the Company as part of the Company’s strategic planning process.

In addition, the Audit Committee and the other Committees of the Board are responsible for overseeing risks related to their respective functional areas and reporting to the full Board regarding the same. Thus, the Audit Committee is responsible for overseeing the Company’s accounting and financial reporting processes, the integrity of the Company’s financial statements, the creation and functioning of the Company’s compliance programs, and the risks associated with litigation and the Company’s whistleblower hotline. The Compensation Committee is responsible for the oversight of risks associated with Company’s compensation practices, and the Directors Affairs/Corporate Governance Committee is responsible for overseeing corporate governance risks, including those related to director independence. Each of these committees reports regularly to the full Board and any material matter that is identified in such reports typically is considered and discussed, and if necessary resolved upon, at the Board level.

Executive Sessions of the Board; Communications with the Board

The Company’s Corporate Governance Guidelines (available on the Company’s website, www.clarcor.com) provide that at each meeting of the Board of Directors the independent directors shall meet separately from the management of the Company. Mr. Johnson, a director and the Chairman and Chief Executive Officer of the Company, does not attend these executive sessions. Under the Guidelines, these sessions are chaired on a rotating basis by the chairperson of one of the standing committees of the Board (currently the Audit Committee, the Compensation Committee and the Directors Affairs/Corporate Governance Committee).

The Board has adopted a process for holders of the Company’s common stock and other interested parties to send written communications to the Board. Such communications should be sent to the Corporate Secretary at CLARCOR Inc., 840 Crescent Centre Drive, Suite 600, Franklin, Tennessee 37067. The Corporate Secretary will forward all such communications to the Chairman of the Director Affairs/Corporate Governance Committee of the Board. That Committee will determine whether any such communication will be distributed to the full Board or, if requested by the sender, only to the non-management directors.

The Board has adopted a policy which recommends that all directors personally attend each annual and special meeting of the shareholders of the Company. At the last Annual Meeting of Shareholders, held on March 23, 2010, all of the directors were in attendance.

Code of Ethics

The Company has adopted a Code of Ethics for Senior Financial Officers applicable to the Company’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Vice President — Internal Audit, and any other person performing the duties of such officials. The Code of Ethics for Senior Financial Officers is available on the Company’s website at www.clarcor.com.

Compensation Committee Interlocks and Insider Participation

During fiscal 2010, the Compensation Committee of the Board of Directors was composed of Robert H. Jenkins, James W. Bradford, Jr., Robert J. Burgstahler, and Paul Donovan. None of these persons has at any time been an officer or employee of the Company or any of its subsidiaries. In addition, there are no relationships among our executive officers, members of the Compensation Committee or entities whose executives serve on the Board of Directors or the Compensation Committee that require disclosure under applicable regulations of the SEC.

Certain Transactions

We are not aware of any related party transactions between the Company and any of our directors, executive officers, 5% stockholders or their family members since the beginning of the last fiscal year which require disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934 (“Item 404 Transactions”).

Each year, the Company requires its directors and executive officers to complete a questionnaire, one of the purposes of which is to disclose any related-party transactions with the Company, including any potential Item 404 Transactions. No such transactions were disclosed during or in respect of fiscal 2010. The Company does not have a history of engaging in related-party transactions with its directors or executive officers or their respective related persons or affiliates and does not have a formal or other written policy regarding the analysis or approval of such transactions. Even in the absence of a formal policy, any material proposed related-party transaction, including any Item 404 Transaction irrespective of materiality, would be brought before the Board or a specially designated Committee thereof (with any interested director recusing him or herself from the proceedings) to be specifically considered and approved before the Company would knowingly engage in any such transaction.

In light of Mr. Emkes’ appointment and service as Finance Commissioner of the State of Tennessee, Mr. Emkes will be required to recuse himself from any Board or committee deliberation or decision involving the Company or any affiliate thereof and the State of Tennessee, or any other transaction where a conflict of interest could be perceived. Similarly, Mr. Emkes will recuse himself in accordance with applicable law from any deliberation or decision involving the Company or any affiliate thereof in his capacity as Finance Commissioner. To the Company’s knowledge, there are no such matters currently pending, and none are currently expected or anticipated. Although the Company’s corporate headquarters are based in Tennessee, the Company does not have material business operations in the state.

Compensation Consultant Independence

During fiscal year 2010, the Compensation Committee engaged the services of Frederic W. Cook & Co., Inc. (“FWC”) as its independent advisor on matters of executive compensation. FWC reports directly to the Committee and provides no other remunerated services to the Company or any of its affiliates.

BENEFICIAL OWNERSHIP OF THE COMPANY’S COMMON STOCK

Certain Beneficial Owners

The following table sets forth the ownership according to the most recent filings of Schedules 13G and 13D and amendments thereto (as described in footnote 5 to the table), as applicable, by the beneficial owners which, as of the record date for this meeting, own beneficially more than 5% of the Company’s common stock.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class(1)
Neuberger Berman Group LLC(2) Neuberger Berman LLC Neuberger Berman Management LLC Neuberger Berman Equity Funds 605 Third Avenue New York, NY 10158	6,436,555	12.8%
Black Rock, Inc.(3) 40 E. 52nd St. New York, NY 10022	3,700,857	7.3%
Columbia Wanger Asset Management, L.P.(4) 227 West Monroe Street, Suite 3000 Chicago, Illinois 60606	2,768,700	5.5%
Gabelli Funds, LLC(5) GAMCO Asset Management Inc. One Corporate Center Rye, NY 10580	2,652,267	5.3%

(1)	Based on 50,416,773 shares outstanding at January 15, 2011.
(2)	Based upon a Schedule 13G filed with the SEC on February 16, 2010 reporting (i) Neuberger Berman Group LLC and Neuberger Berman LLC each have shared voting power with respect to 5,450,722 shares and shared dispositive power with respect to 6,436,555 shares; (ii) Neuberger Berman Management LLC has shared voting and dispositive power with respect to 5,448,222 shares; and (iii) Neuberger Berman Equity Funds has shared voting and dispositive power with respect to 5,421,622 shares.
(3)	Based upon a Schedule 13G filed with the SEC on January 29, 2010 reporting Black Rock, Inc. has sole voting and sole dispositive power with respect to 3,700,857 shares.
(4)	Based upon a Schedule 13G filed with the SEC on February 9, 2010 reporting sole voting power with respect to 2,652,500 shares and sole dispositive power with respect to 2,768,700 shares.
(5)	Based upon a Schedule 13D filed with the SEC on October 12, 2010 reporting (i) Gabelli Funds, LLC has sole voting and dispositive power with respect to 756,000 shares; and (ii) GAMCO Asset Management Inc. has sole voting power with respect to 1,871,267 shares and sole dispositive power with respect to 1,896,267 shares.

Directors and Executive Officers

The following table provides information concerning the shares of Common Stock of the Company beneficially owned as of January 15, 2011 by all directors, by the executive officers named in the “Summary Compensation Table” and by all directors and executive officers of the Company as a group.

SECURITY OWNERSHIP — MANAGEMENT

Class	Name	Shares Owned Outright(1)	Vested Stock Options(2)	Restricted Stock Units(3)	Total	Percent of Class(4)
Common Stock	J. Marc Adam	9,948	52,500		62,448	*
Common Stock	James W. Bradford	7,643	38,750		46,393	*
Common Stock	Robert J. Burgstahler	15,877	67,500		83,377	*
Common Stock	Christopher L. Conway	1,442	16,000	1,641	19,083	*
Common Stock	Paul Donovan	5,223	47,977		53,200	*
Common Stock	Mark A. Emkes	778	5,550		6,328	*
Common Stock	David J. Fallon	0	684		684	*
Common Stock	Robert H. Jenkins	36,311	67,500		103,811	*
Common Stock	Norman E. Johnson	592,611	850,151	93,482	1,536,244	3.05%
Common Stock	Bruce A. Klein	173,300	223,625		396,925	*
Common Stock	Philip R. Lochner, Jr	24,234	60,000		84,234	*
Common Stock	James L. Packard	32,630	75,000		107,630	*
Common Stock	Sam Ferrise	17,797	205,180		222,977	*
Common Stock	Richard M. Wolfson	2,268	59,725	1,146	63,139	*
All Directors and Executive Officers as a Group (14 persons total)					2,786,473	5.15%

*	Less than one percent.
(1)	All shares are directly owned except as follows: Mr. Johnson — includes 113,418 shares owned by Mr. Johnson’s wife; and Mr. Donovan — all 5,223 shares owned by Mr. Donovan’s wife.
(2)	Includes all shares subject to unexercised stock options granted pursuant to the Company’s incentive plans which vested by January 15, 2011 or which will vest within 60 days of January 15, 2011.
(3)	Includes all restricted stock units granted under the Company’s incentive plans (i) which vested prior to January 15, 2011 and which have been deferred, or (ii) which will vest (irrespective of any deferral election by the grantee) within 60 days of January 15, 2011.
(4)	Based on 50,378,779 shares outstanding at January 15, 2011.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors and persons who beneficially own more than 10% of the outstanding shares of the Company’s common stock to file reports of ownership and changes in ownership with the SEC and the NYSE. Based solely on our review of those forms and certain written representations from reporting persons, we believe that in fiscal 2010 all of our executive officers, directors and greater than 10% beneficial owners were in compliance with all applicable filing requirements under Section 16(a).

COMPENSATION OF EXECUTIVE OFFICERS AND OTHER INFORMATION

Compensation Discussion and Analysis

Executive Summary

Fiscal 2010 was a historic year for the Company, as the Company achieved its highest levels of earnings per share and other key financial performance measurements in its more than 100-year history, and surpassed its budgeted levels of operating performance by a wide margin. The Company’s stock price rose approximately 28% from approximately $32 per share at the end of fiscal 2009 to approximately $41 per share at the end of fiscal 2010, resulting in the creation of approximately $450 million in shareholder value. The Company’s achievement of these results was facilitated by management’s positioning of the Company during the economic downturn in fiscal 2009 — cutting costs, but maintaining customer fill rates, retaining key personnel and investing in new product development.

The Company’s compensation programs are straightforward and do not materially change from year to year. The following table sets forth an executive summary of the Company’s compensation programs and how they were implemented in fiscal 2010:

Compensation Program/Element	General Description/Commentary	Fiscal 2010 Commentary
Annual Base Salary	Base salaries are maintained at or below median for the executives in comparable positions at comparable companies and represent a minority of an executive’s total compensation.	After a nearly two year wage freeze, the Company increased base salaries by 2% for the Company’s CEO and other executive officers. Certain other executive officers received higher increases, due to the fact that their base salaries were (and remain) significantly below median.

Cash Incentive Compensation	• The Company determines cash-incentive compensation under its “CVA Model”, which employs an objective formula that measures how well the Company uses its assets.	• The Company achieved its highest level of CVA performance (and thus payouts) in its history in fiscal 2010.
	• The Company has used the CVA Model for the last 13 years. The CVA Model applies to approximately 100 managers, and not just executive officers.	• No incentive payouts were made to any executive officer under the CVA plan or otherwise in fiscal 2009.
	• The CVA Model is directly tied to the Company’s annual operating profit, and is objectively performance-based.	• Fiscal 2010 payouts were based on the application of the objective CVA Formula and based on targets that were established at the beginning of the fiscal year.

Compensation Program/Element	General Description/Commentary	Fiscal 2010 Commentary
Long-Term Incentives	• The Company awards time vested stock options and restricted stock units to its executive officers.	Awards in fiscal 2010 were consistent with historical practice.
• Vesting period for both types of awards is four years.

•

These awards represent a significant portion of an officer’s total compensation. When combined with target cash incentive payments under the CVA Model, more than 50% of an officer’s compensation is “at risk”.

Perquisites	The Company provides limited perquisites to executive officers:	In keeping with its commitment to shareholders in last year’s proxy statement, the Company no longer provides tax-gross ups on these perquisites.
• Executive Physicals
• Company cars (also provided to other senior-level employees)
• Financial planning services

Employment Agreements	Only the Company’s CEO has an employment agreement, which has been in place since 2000. This agreement generally provides for 3 years of cash and benefits and accelerated equity vesting if not renewed.	No employment agreements were entered into or modified in fiscal 2010.

Change in Control Agreements	The Company provides executive officers with Change in Control Agreements. These are “double trigger” and generally provide for 3 years of cash and benefits and accelerated equity vesting.	No Change in Control agreements were entered into or modified in fiscal 2010.

Retirement Benefits	The Company provides certain retirement programs, several of which are legacy in nature and do not apply to several of the named executive officers.	There were no changes to participation in the retirement plans in fiscal 2010.

Compensation Program/Element	General Description/Commentary	Fiscal 2010 Commentary
Only the Company’s CEO currently participates in the Executive Retirement Plan. The only other participant, the Company’s former CFO, retired in fiscal 2010.

Insurance Benefits	The Company provides certain insurance benefits to executive officers, several of which are legacy in nature and do not apply to several of the named executive officers.	In keeping with its commitment to shareholders in last year’s proxy statement, the Company no longer provides tax-gross ups on these benefits.

Stock Ownership Guidelines	After five years of service, the Company requires its CEO to own Company stock worth 4 times his base salary and requires other executive officers to own Company stock worth 2 times their respective base salary.	• All of the Company’s executive officers complied with the stock ownership guidelines in fiscal 2010, based on their respective years of experience.
• The Company’s CEO owns far in excess of this requirement and the Company believes that he is the Company’s largest non-institutional shareholder.

Compensation Overview and Philosophies

Through its compensation policies, the Company seeks to attract and retain high quality leadership and to assure that the executive officers and senior management of the Company are compensated in a manner consistent with their performance, shareholder interests, competitive practice and the applicable requirements of regulatory bodies. The Compensation Committee of the Board of Directors (the “Committee”) reviews and approves the compensation policies and practices of the Company, particularly in respect of executive officers and other members of senior management. All of the members of the Committee are independent directors as determined under the NYSE corporate governance rules, and none of them has at any time been an officer or employee of the Company or any of its subsidiaries.

The key principles listed below are reflected in structuring the compensation packages for the Chief Executive Officer and the other executive officers of the Company. None of these principles is accorded any specific weight or, as a matter of policy, considered as being more important than the others.

Pay for Performance

A high percentage of an executive’s total compensation is linked to the performance of the Company and its stock as well as the executive’s individual performance in attaining the Company’s objectives. This structure is designed to reward both short-term and long-term performance and align the interests of management with the long-term interests of the Company’s shareholders.

Competitiveness

Our executives’ total compensation packages are generally designed to be competitive with the median compensation levels of those of executives occupying comparable positions in comparable companies. Elements of the total compensation package are also designed to allow an opportunity to earn more than median compensation levels when the Company delivers exceptional performance. The Company believes that the opportunity to achieve earnings in excess of median provides a significant challenge and incentive to the executive officers of the Company.

Executive Ownership

A major component of each executive’s compensation is equity-based in the form of stock options and restricted stock units. As a result, our executive officers’ interests are directly linked with our shareholders’ interests. The Company believes that equity-based compensation properly balances the rewards for long-term versus short-term results.

Management Development

The compensation packages are also designed to attract and retain quality executives with the skills and other competencies required to meet the Company’s objectives and to enhance shareholder value.

Establishing Compensation for Executive Officers

The Committee is responsible for all matters relating to executive compensation. To assist it in this endeavor, the Committee has historically engaged independent compensation consulting firms to (i) review on a regular basis relevant market and other data regarding executive compensation and review holistically from time to time the compensation programs for the Company’s executive officers, and (ii) otherwise to advise the Committee on matters of executive compensation. Since fiscal year 2008, the Committee has engaged FWC as its independent advisor on matters of executive compensation. Notwithstanding this engagement, the Committee considers the input of outside consultants such as FWC to be but one of several factors in evaluating and establishing the Company’s compensation programs and the compensation paid to senior management. These other factors include but are not limited to the recommendations of the Company’s Chief Executive Officer; the performance of the Company, its operating units and their respective executives; market factors such as the health of the economy and of the industries served by the Company; the availability of executive talent generally; executives’ length of service; internal assessments and recommendations regarding particular executives; and the succession planning initiatives of the Company.

Tally Sheets

Each year, the Company prepares and the Committee receives updated tally sheets on each executive officer and other senior members of management that show each individual’s historic, actual and expected levels of total compensation until a projected retirement age of 65. Among other things, these tally sheets lay out:

•	The actual salary, cash incentives and total compensation paid to each executive officer over the past 5 years;
•	Gains realized by each officer from the exercise of stock options and the vesting of restricted stock units dating back to the start of his employment;
•	The expected value of each officer’s current and anticipated future stock holdings and stock options under different assumptions regarding the Company’s stock price;
•	Severance benefits payable to each officer in connection with various potential termination scenarios; and
•	The expected value of each officer’s retirement benefits.

These tally sheets are used for two purposes. First, the Company uses the information as part of its retention efforts by communicating the underlying information to each executive officer and demonstrating to him the value in remaining with the Company until retirement. Second, the Committee uses these tally sheets in order to monitor executive compensation for each of the executive officers on a holistic level and to better understand each executive’s compensation standing over the expected life of his career, as well as the impact that current pay decisions have on other aspects of compensation, including pension amounts and severance benefits. The Committee generally does not use, and in fiscal 2010 did not use, the tally sheets to make specific compensation decisions with respect to the named executive officers or with respect to the specific design or modification of the Company’s compensation programs.

Comparisons/Peer Group

In considering the competitiveness of the Company’s compensation levels, the Committee refers to outside data, including data in respect of a defined “peer group” of companies that the Company believes approximate the Company in one or more meaningful ways, which may include such other companies’ revenues, market capitalization, operational and geographical structure, and industries/markets, as well as third party considerations (e.g., as where members of the financial community treat a particular company as being a Company peer). As explained below, peer group data is not the only external data the Company considers for assessing the competitive nature of its compensation programs, and, as explained above, such competitive assessment itself is but one of the factors the Committee considers in establishing executive compensation.

The Company believes that the selection of a peer group to be used for assessing the competitiveness of its executive compensation levels is something that requires reconsideration every year. As a general rule, the Company expects to change certain members of the peer group from one period to another, as the Company refines its comparison criteria and as the Company and members of the peer group change in ways that make comparisons less or more appropriate.

In June 2009, the Company determined that Tecumseh Products should be removed from its peer group for fiscal 2010 comparison purposes due to its decline in market capitalization, and that Pall Corporation should be added due to its industry overlap with the Company and because it is generally considered as a Company peer by the financial community. No other changes to the peer group used in fiscal 2009 were made in respect of fiscal 2010. As such, the peer group used for purposes of fiscal 2010 compensation benchmarking was comprised of the following companies:

2010 Peer Group

Astec Industries, Inc.	Dresser-Rand Group Inc.	IDEX Corporation	Robbins & Myers, Inc.
Brady Corporation	EnPro Industries, Inc.	Kaydon Corporation	The Toro Company
Chart Industries, Inc.	ESCO Technologies Inc.	MSC Industrial Direct Co., Inc.	Valmont Industries, Inc.
CIRCOR International, Inc.	GATX Corporation	Nordson Corporation	Wabtec Corporation
Donaldson Company, Inc.	Graco Inc.	Pall Corporation

In addition to the peer group data which is drawn directly from publicly available proxy filings, the Company also uses compensation survey data that is provided by FWC and drawn from surveys of thousands of companies in connection with its competitive analysis. This survey data derives from national, general industry surveys and is scoped (i.e., reduced) by FWC to be representative of the revenue responsibility of the Company’s executive officers.

The Company believes that using both peer group and survey data provides a more comprehensive set of data on which to base comparisons of compensation practices and programs among companies. Because the peer group data derives from proxies filed with the SEC, the Company believes that such data is more transparent, but comes from a more limited sample size and may be more difficult to correlate to positions other than the Chief Executive Officer and Chief Financial Officer. Survey data, on the other hand, comes from a much larger sample size and may be more easily correlated to certain executive positions, but necessarily includes companies outside of a defined peer group.

Fiscal Year 2010 Compensation Analysis.

Using the peer group and survey data described above, the Committee asked FWC to prepare a comprehensive competitive assessment of the annual salary, target total cash compensation and target total direct compensation (which consists of the sum of annual salary, target annual cash incentives and the value of annual long-term incentive awards) for each of the Company’s executives, including the named executive officers. The results of this analysis showed that the Company’s total compensation levels were competitive relative to the survey data and slightly conservative relative to the peer group data — i.e., falling below the median compensation levels of the companies within the peer group — with several executives, including Mr. Wolfson, falling significantly below the median, particularly with respect to target cash compensation. Because Messrs. Fallon and Conway were not executive officers of the Company at the time this analysis was performed, they were not included.

The Committee used this assessment as its starting point in making 2010 compensation decisions in respect of the executive officers and also considered various other factors with respect to these individuals, including their respective importance to the Company, their respective expected future contribution to the Company, their respective skill sets and performance to date, competitive pressures (i.e., “hire-away” risk), tenure, and the difficulty and cost of replacement.

Components of Executive Pay

The following is a discussion of each of the individual components of the Company’s executive compensation program, including how these components were implemented in respect of fiscal 2010.

Annual Salary.  The Company believes it is appropriate to provide its executives with a level of base salary commensurate with their respective experience, responsibilities and accomplishments. The Committee generally approves the salaries for the executive officers on an annual basis at a meeting of the Committee held early in the first quarter of the fiscal year.

Annual Salary Decisions for Fiscal 2010.

Based on the considerations previously discussed, the Committee approved increases to the annual salaries of the Company’s named executive officers at the outset of fiscal 2010. In light of the Company’s wage freeze and the fact that the average 2010 wage increase across the Company’s domestic operating units was limited to approximately 2%, the Committee determined that all of the named executive officers, other than Mr. Wolfson, should similarly receive a 2% base salary increase for 2010. As for Mr. Wolfson, the Committee noted that his cash compensation remained well below median on the basis of both peer group and survey data and determined that his performance justified an increase of 4%. The 2010 salary increases for the named executive officers were not made effective until April 2010, when the wage freeze was lifted.

Neither Mr. Fallon nor Mr. Conway were executive officers of the Company at the outset of fiscal year 2010. When Mr. Fallon was named Chief Financial Officer of the Company in March of 2010, the Committee did not increase any element of his compensation from their then-current levels, but instead decided to review them for fiscal year 2011. When Mr. Conway was named the President and Chief Operating Officer of the Company in June of 2010, the Committee approved a salary increase from $220,000 (his base salary as President of the Company’s PecoFacet operating business at the time of his promotion) to $275,000 per year for the balance of fiscal 2010.

As a result of the foregoing determinations, the fiscal 2010 salaries of the named executive officers compared with their fiscal 2009 salaries (rounded to the nearest thousand dollars in each case) were as follows:

Name	Fiscal 2010 Annual Salary	Fiscal 2009 Annual Salary	Percentage Increase
Norman E. Johnson	$740,000	$725,000	2%
Sam Ferrise	$353,000	$346,000	2%
David J. Fallon	$255,000	$250,000	2%
Bruce A. Klein(1)	$321,000	$321,000	0
Richard M. Wolfson	$260,000	$250,000	4%
Christopher L. Conway(2)	$275,000	$210,000	31%

(1)	Mr. Klein did not receive a fiscal 2010 salary increase due to his anticipated retirement in fiscal 2010.
(2)	The $275,000 fiscal 2010 salary indicated for Mr. Conway in the above table represents the salary in his new position as the Company’s President and Chief Operating Officer. In actuality, Mr. Conway received this salary for only approximately 5 of the 12 months during fiscal 2010.

Performance-based cash incentive compensation.  The Company believes that a substantial portion of an executive officer’s cash compensation should be incentive-based. Therefore, the Company has implemented a cash incentive program that provides executive officers with the opportunity to earn cash incentive compensation for the achievement of annual goals. Such incentive-based cash compensation is contemplated under the Company’s 2009 Incentive Plan, which was approved by the shareholders of the Company on

March 23, 2009. The aggregate maximum amount of performance-based incentive compensation, including cash, payable under the 2009 Incentive Plan in any fiscal year to any individual is $3,000,000.

The 2009 Incentive Plan allows the Company and the Committee to implement a broad variety of performance-based cash incentive plans and programs. In accordance with the 2009 Incentive Plan, the Company traditionally uses the CLARCOR Value Added Incentive model (“CVA Model”) to determine incentive-based cash compensation. The Company uses the CVA Model for purposes of determining cash incentive compensation not only for the named executive officers, but also for approximately 100 senior management employees of the Company and its various subsidiaries.

Pursuant to the CVA Model, annual cash incentive awards are based upon the achievement of specified corporate and operating unit profit goals using an objective formula (the “CVA Formula”), although the Committee retains discretion to make adjustments as discussed further below. The CVA Formula effectively measures the amount by which the Company’s after-tax earnings exceed the Company’s cost of capital in relation to the assets under management’s control. As a result, the CVA Model is designed to reward the effective deployment of the Company’s capital. Moreover, because the CVA Model is an earnings-based program, compensation paid under the program is by definition self-funding and must “pay for itself” each year.

The CVA Model and CVA Formula are conceptually discussed in detail below. Following this discussion, we discuss how the CVA Model and CVA Formula were applied in respect of fiscal year 2010.

The CVA Model and CVA Formula — Conceptual Discussion

The CVA Formula is as follows:

(Budgeted Operating Profit × 61%) - (Budgeted Net Managed Assets × 13.2%) = Target CVA

In the CVA Formula, the 61% factor represents a deemed 39% tax rate, and the 13.2% factor represents the Company’s deemed cost of capital. These numbers are held constant from year to year so as to allow for meaningful comparisons across years, and do not necessarily reflect the Company’s actual tax rate or cost of capital in any given year. For fiscal 2010, the Company’s budgeted operating profit and budgeted net managed assets for compensation purposes were approximately $116 million and $400 million, respectively, and Target CVA was therefore approximately $18 million.

The variable factors in the CVA Formula are the Company’s budgeted operating profit and its budgeted net managed assets. As a general rule, the budgets of each significant operating unit and the Company as a whole contemplate that revenue and profit will grow over prior year levels, although this is not always the case.

The Company’s budgeted operating profit and budgeted net managed assets used for CVA purposes are drawn directly from the Company’s annual budget, which is reviewed and approved by the Board of Directors. On rare occasions the Committee may set the Company’s consolidated budgeted operating profit for CVA purposes at a level different from the consolidated operating profit established under the annual budget, if the Committee believes that the consolidated annual budget is too aggressive or conservative for compensation purposes. This occurred in fiscal 2010, when the Committee established budgeted operating profit at $116 million for CVA purposes while the Company’s fiscal 2010 annual budget called for operating profit of $112 million, thus making the achievement of CVA targeted operating profit more difficult.

Payouts under the CVA Model are divided into “Levels” of CVA performance. “Level 1” represents the entry point — i.e., the Level that must be achieved before payouts can occur. “Level 6” represents the achievement of Target CVA under the CVA Formula and “Level 10” represents the achievement of some point in excess of Target CVA, as discussed in the next paragraph. Only the target percentage of an individual’s salary for a certain level of performance differs among employees whose incentive compensation is determined through the use of the CVA Model (e.g., for some members of senior management, the achievement of target CVA may equate to a payout equal to 25% of their salary, while for the named executive officers it ranged between 30% and 85% in fiscal 2010.)

The Company establishes, and the Committee approves, the Target CVA “Level 6” each year by applying the CVA Formula to the Company’s budgeted pre-tax operating profit and its budgeted net managed assets for that year. The Company then establishes “Level 1” and “Level 10” by applying a particular percentage approved by the Committee to the Company’s budgeted pre-tax operating profit, and then running the resulting number through the CVA Formula. In fiscal 2010, “Level 1” and “Level 10” were established by multiplying the Company’s budgeted pre-tax operating profit by 85% and 110%, respectively (the same percentages as used in the last several fiscal years), and then applying the CVA Formula, as follows:

Level*	Budgeted 2010 Operating Profit**	Resulting CVA**
1	$116 million × 85% = $99 million	$7 million
6	$116 million	$18 million
10	$116 million × 110% = $128 million	$25 million

*	The differences between Levels not shown (e.g., between Levels 1 and 2 and between Levels 8 and 9) are calculated on a straight-line basis.
**	These numbers, and the numbers mentioned throughout this section, are the Company’s consolidated numbers, which are the numbers used in respect of all of the named executive officers other than (i) Mr. Ferrise, whose CVA performance is based 80% on the performance of Baldwin Filters, the subsidiary for which Mr. Ferrise serves as President, and 20% on the consolidated performance of the Company, and (ii) Mr. Conway, whose fiscal 2010 CVA performance was pro-rated between the seven months he spent as the President of the Company’s PecoFacet business unit, and the five months he spent as the President and Chief Operating Officer of the Company, as described in greater detail below. The budgeted 2010 operating profit and resulting CVA for Baldwin Filters was approximately $76 million and $25.4 million, respectively. The budgeted 2010 operating profit and resulting CVA for the Company’s PecoFacet business unit was approximately $28 million and $7.8 million, respectively.

In the event that the Company’s actual operating profit is greater than the amount established for Level 10 (110% in fiscal 2010), then the resulting CVA level is determined on a straight-line basis using the same increments as used in calculating differences between Levels 6 and Level 10. For example, in fiscal 2010, where Level 6 was set at 100% of budgeted operating profit and Level 10 was set at 110% of budgeted operating profit, the differential was 2.5% of budgeted operating profit per Level (i.e., from Level 6 to Level 7, from Level 7 to Level 8, etc.) This means that Level 11 was achieved by attaining 112.5% of budgeted operating profit (i.e., the Level 10 operating profit percentage threshold of 110%, plus 2.5%), Level 12 was achieved by attaining 115% of budgeted operating profit (i.e., the Level 11 operating profit percentage threshold of 112.5%, plus 2.5%), etc.

The Committee does not have any formal method for establishing the Level 1 and Level 10 percentages, but may consider a variety of factors, including a desire to maintain these percentages consistent with prior years, management’s recommendations, the economic climate, the Committee’s perception of how likely the Company or a subsidiary is to achieve its overall budget, and the prior years’ performance of the Company and its subsidiaries. For fiscal 2010, the Committee based its decision on all of the foregoing factors.

With respect to determining payouts above Level 10, the CVA Model is designed to strike a balance between incentivizing management (including the named executive officers) to continue to achieve as much as possible, while recognizing that at least some portion of such achievement may be due to reasons beyond management’s control or influence (e.g., an improvement in general economic conditions or a dramatic demand improvement in a key end-market of a particular subsidiary). This is achieved by calculating the difference between Levels beyond Level 10 (e.g., from Level 10 to Level 11 and from Level 11 to Level 12, etc.) on a straight-line basis, but limiting the amount of extra reward that an employee receives above Level 10 to a fixed additional percentage of his or her payout at Level 10. (This fixed additional percentage was 10% in fiscal 2010.) In other words, the relative benefit to an individual for achieving Level 10 is greater than the benefit of achieving beyond Level 10. The table below entitled “Potential Cash Incentive Payments To Named Executive Officers In Respect Of Fiscal 2010” illustrates this concept. Irrespective of achievement, however, no individual may receive a payout that would put him above the $3,000,000 cap on performance-based incentive compensation mandated by the 2009 Incentive Plan. As such, the highest possible payout to any individual is $3,000,000.

The fixed additional percentage for moving above Level 10 (10% in fiscal 2010 for each level above Level 10) is established each year by the Committee and is applicable to the named executive officers and all of the approximately 100 senior management employees whose incentive cash compensation is ultimately determined under the CVA Model. The Committee does not have any formal method for establishing this fixed percentage, but may consider a variety of factors, including management’s recommendations, the Committee’s sense of how much of any incremental operating profit should be shared with management versus the Company’s shareholders, the economic climate, the Committee’s perception of how likely the Company or a significant subsidiary is to achieve its overall budget, and the prior years’ performance of the Company and significant subsidiaries. For fiscal 2010, the Committee based its decision on all of the foregoing factors.

As indicated above, the two variable elements of the CVA Formula are the Company’s operating profit and the amount of its “net managed assets”, which include current and long-term assets and liabilities deemed largely to be under the control of management. To encourage management to accurately budget capital spending each year, and to discourage any attempt to artificially inflate CVA performance by deferring such budgeted capital spending into a future year, the Company adjusts the Company’s net managed assets upward (which lowers CVA) if management fails to achieve at least 80% of budgeted capital spending. It does this by deeming a portion of such spending to have occurred for purposes of calculating CVA achievement for the year in question.

At the end of the fiscal year the Company calculates the CVA achievement for that year for each of its subsidiaries and for the Company on a consolidated basis, by drawing each of these numbers from the Company’s independently audited financial statements. Under normal circumstances, the Company does not pay incentive cash compensation to any individual, including the named executive officers, until the audit is complete in January. In light of uncertainty regarding U.S. federal personal income tax rates for calendar year 2011, however, the Company altered this timing with respect to fiscal year 2010 payouts, as discussed in detail further below.

The Committee retains discretion to modify or eliminate the CVA Model and the CVA Formula or any of the elements thereof in respect of any given fiscal year. For example, the Committee may include or exclude extraordinary items of revenue, expense, assets or liabilities in determining the final calculations of cash incentive payments and calculations under the CVA Model. The Committee does not exercise this discretion often (historically once every few years) and does not follow any formula or give a pre-determined weight to any individual factor in doing so. The Committee did not make any adjustments to the CVA Model or CVA Formula in respect of either fiscal 2009 or fiscal 2010.

The Company believes that the historical results of the CVA Model support its view that the budgeted performance numbers are realistic targets which are neither overly aggressive nor easy to achieve, although the unusual economic conditions that prevailed in fiscal 2009 and fiscal 2010 made budgeting more difficult than usual and produced larger-than normal swings in CVA results. The following table shows the Company’s CVA achievement over the previous ten fiscal years, as well as the average over that period and over the last five fiscal years:

Fiscal Year	CVA Level
2001	0
2002	8.6
2003	12.1
2004	10.7
2005	9.4
2006	5.7
2007	1.8
2008	5.7
2009	0
2010	16.0
Ten Year Average (last ten fiscal years)	7.0
Five Year Average (last five fiscal years)	5.8

Performance Based Cash Incentives in Respect of Fiscal 2010

At the outset of fiscal 2010, the Company intended that any incentive cash compensation paid would satisfy any applicable requirements as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986 (“Section 162(m)”), as amended. Accordingly, during the first fiscal quarter of 2010 the Company established and the Committee approved maximum target payouts for total cash incentive compensation for the named executive officers that were based on the Company’s budgeted fiscal 2010 net earnings. The maximum target payout for Mr. Johnson was established at 4.04% of net earnings and for each of the other named executive officers at 1.35% of net earnings.

Recognizing that these maximum target payouts would likely result in the named executive officers receiving cash incentive amounts in excess of what the Committee believes are appropriate levels, the Committee indicated to management that it expected to use its discretion to reduce the cash incentive compensation payable to the executives for fiscal 2010 to levels below the foregoing maximum amounts. The Committee further communicated to the executives to expect that it would set final cash incentive compensation in accordance with historical practice by using the CVA Model and CVA Formula.

In December of 2010, the Committee confirmed the foregoing decisions and analyzed the Company’s fiscal 2010 CVA results. The Committee noted that fiscal 2010 was a historic year for the Company, as the Company and various of its operating businesses achieved some of the highest levels of financial performance in various key areas in the Company’s more than 100-year history. Earnings per share were the highest in corporate history, eclipsing the previous record set in 2008 by more than 2 cents per share. The Company’s consolidated gross margin percentage of 33.5% was its highest in nineteen years, and its consolidated operating margin of 14.3% tied with its highest level since 1992. Sales were the second highest in the Company’s history, trailing only the Company’s record year in fiscal 2008. As a result of this performance, the Company attained the highest level of CVA achievement in its history — Level 16. While individual operating businesses have occasionally achieved this level of CVA performance prior to fiscal 2010, the Company on a consolidated basis has not.

As noted above, all of the named executive officers other than Mr. Conway and Mr. Ferrise were paid on the basis of the Company’s consolidated CVA results (Level 16). Mr. Ferrise was paid 80% on the basis of the CVA Results of Baldwin Filters, the subsidiary for which Mr. Ferrise is President, and 20% on the basis of the Company’s consolidated CVA results. Baldwin Filters achieved a CVA Level of 12.5. Mr. Conway’s payout was prorated between the seven months he spent as the President of the Company’s PecoFacet business unit, and the five months he spent as the President and Chief Operating Officer. For the seven months he served as President of PecoFacet, Mr. Conway’s payout was based 80% on the basis of the CVA results of PecoFacet, and 20% on the basis of the Company’s consolidated CVA results. For the five months he served as President and Chief Operating Officer of the Company, Mr. Conway’s payout was based 100% on the basis of the Company’s consolidated CVA results. PecoFacet achieved a CVA Level of 8.0.

As result of the Company achieving a consolidated CVA Level of 16, the cash incentive payments to all employees whose cash incentive compensation is determined by reference to the Company’s consolidated CVA results, including the named executive officers, were the highest in the Company’s history. The Committee reviewed the CVA results and corresponding payout amounts and determined that they were appropriate. In reaching this determination, the Committee noted the following:

•	Outstanding Performance. The Company’s financial performance for fiscal 2010 was outstanding and historic, as described in detail above.
•	No Extraordinary Items. There were no material extraordinary items of income in fiscal 2010 that the Committee believed would warrant adjustment to the CVA Formula. Rather, the fiscal 2010 CVA results of the Company were generated by quality earnings and outstanding financial performance on virtually all levels.
•	Year-on-Year Improvement; Goals Established in Advance. The Board and the Committee established the Company’s fiscal 2010 budget at a level that required the Company to earn approximately 10% more in operating profit than it did in fiscal 2009 in order to meet target CVA (Level 6) and approximately 21% more in operating profit than it did in fiscal 2009 in order to meet

Level 10. Although these increases ultimately proved to be conservative, they contemplated significant improvement over the prior year. Moreover, the budget was created at a time when the Company still faced significant uncertainties as to the condition of the global economy and the sustainability of the economic recovery. Just as the Company’s budget for fiscal 2009 proved to be dramatically aggressive in hindsight due to the global economic crisis, its budget for fiscal 2010 proved to be more conservative due in part to a better-than-expected recovery. The Company and Committee believe that the last two fiscal years have been unusually challenging in this respect and do not expect such dramatic swings from one year to the next will be common in the future.
•	Objectivity. The Company and the Committee believe that the CVA Model is a program that has provided great benefit to the Company and its shareholders for more than 13 years and that the objective nature of the CVA Model is one of its greatest attributes. As such, the Company and Committee are generally reluctant to materially alter the results of the CVA Formula after the end of the fiscal year. This is particularly true in light of the fact that the CVA Model is used to determine executive compensation for approximately 100 senior managers of the Company and its operating businesses, and not only the Company’s most senior executive officers. The Company and its personnel regularly track CVA performance over the course of the year, and have a general expectation that the objective results will be honored.
•	Consistency of Philosophy. This philosophy of accepting the objective results of the CVA Formula has frequently resulted in the Company’s management receiving less incentive cash compensation than might otherwise be justifiable under a more subjective approach, particularly over the last several fiscal years. For example, despite the fact that the Company had a record earnings and sales year in fiscal 2008, the consolidated CVA results of the Company for that year were actually slightly below target, and no adjustments were made in favor of management. Similarly, the Company failed to achieve its entry-level CVA results in fiscal 2009 due to the economic crisis, despite which the Company managed to achieve its fourth-highest level of earnings in its more than 100 year history and performed extremely well in comparison to many of its peers and other industrial companies. Notwithstanding this performance, no adjustments were made to the Company’s objective CVA results for fiscal 2009, and management, including the Company’s executive officers, received no incentive cash compensation as a result.

Although it has been the Company’s practice not to pay out incentive-based cash compensation until the audited financial results of the Company have been finalized, the Company and the Committee decided to alter this practice in respect of fiscal 2010 in light of uncertainty regarding U.S. federal personal income tax rates for calendar year 2011. Because of this uncertainty, the Company determined that it would be beneficial from a human resources perspective for fiscal year 2010 incentive compensation to be paid following the end of the Company’s 2010 fiscal year, but prior to the end of the 2010 calendar year; i.e., based on final, but unaudited results. (At the time this decision was made, federal legislation had not yet been adopted maintaining 2011 rates at 2010 levels.) There was no cost to the Company to make the early payment, and because the Company’s fiscal year ends on or about November 30, the payment was only accelerated by 3 – 4 weeks.

Before allowing early payment, however, the Company and the Committee required that any individual receiving incentive cash compensation prior to the completion of the audit, including the executive officers, agree in writing that (i) the amount paid to such individual would be subject to clawback or increase, as the case may be, if CVA determined under Company’s audited financial results were less than or greater than CVA determined under the Company’s unaudited results, and (ii) the Company would be authorized to withhold any clawback amounts from future wages. No early payment was made to any individual who did not agree in writing to these terms. It should be noted that the audited results of the Company confirmed the payout levels, and no individual was in fact subjected to a clawback.

The range of potential CVA awards payable in respect of fiscal 2010 for each named executive officer is shown in the following table:

POTENTIAL CASH INCENTIVE PAYMENTS TO NAMED EXECUTIVE OFFICERS
IN RESPECT OF FISCAL 2010

Attainment of Budgeted Performance(1)(2)	Percentage of Annual Salary Payable to Mr. Johnson	Percentage of Annual Salary Payable To Mr. Conway(3)	Percentage of Annual Salary Payable to Mr. Ferrise	Percentage of Annual Salary Payable to Mr. Fallon	Percentage of Annual Salary Payable to Mr. Klein(5)	Percentage of Annual Salary Payable to Mr. Wolfson
Less than 85%	0	0	0	0	0	0
85% (Level 1)	10%	10%	10%	10%	10%	10%
100% (Level 6)	85%	50%	50%	30%	50%	40%
110% (Level 10)	212.5%	125%	125%	75%	125%	100%
125% (Level 16)(4)	340%	200%	200%	120%	200%	160%

(1)	Payment of cash incentive awards between the indicated percentages of budgeted performance (i.e., between Levels) is calculated on a straight line basis.
(2)	The minimum level of budgeted performance (i.e., the “entry point” or Level 1) and the excess percentage above target for setting Level 10 are established each year by the Committee. For fiscal 2010, they were 85% and 110%, respectively.
(3)	The column above for Mr. Conway reflects the percentage of annual base salary payable to Mr. Conway in connection with various scenarios following the time he became the Company’s President and Chief Operating Officer in June 2010. Prior to this time, when Mr. Conway was President of the Company’s PecoFacet business unit, his target (Level 6) CVA payout was 45% of his base salary, whereas his target (Level 6) CVA payout was increased to 50% of his base salary (as reflected above) following his promotion to President and Chief Operating Officer of the Company.
(4)	The last row of this table demonstrates what happens when budgeted performance increases beyond Level 10, in this case to Level 16, the level achieved by the Company on a consolidated basis in fiscal 2010. (As discussed above, the Company’s fiscal year 2010 CVA achievement was the highest in its history.) Taking Mr. Johnson as an example, the table shows that his payout increased by approximately an additional 32% of salary per Level by moving four Levels above target from Level 6 to Level 10, but increased only an additional 21.25% of salary per Level for moving an additional six levels from Level 10 to Level 16. As indicated previously, the fixed percentage payable for moving beyond Level 10 (i.e., the 10% of Level 10 payout used in fiscal 2010 and in the example above) is established each year by the Committee.
(5)	Mr. Klein retired on May 31, 2010, which meant that he worked half of fiscal year 2010. The Committee determined that his cash incentive payment would be pro-rated accordingly.

Long-term equity incentive compensation.  The Company’s equity-based awards program encourages executives to work towards making business decisions that, over the long term, should increase the price of the Company’s stock, thereby aligning the interests of executives and shareholders. All equity-based awards are made pursuant to the provisions of incentive plans approved by the Company’s shareholders. Equity-based awards include a combination of stock options and restricted stock units.

The Committee typically approves equity-based awards to eligible employees (including the named executive officers) only once per year. The annual award is typically made at the first Committee meeting of the fiscal year, which is normally held within the first three weeks of the fiscal year and scheduled a year in advance of the meeting date, and after the Committee has received input from its independent advisors and the recommendations of the Chief Executive Officer (with respect to awards made to executive officers other than himself). The Committee may make an exception to this general policy of only granting equity awards at the first Committee meeting of the fiscal year in the event that a new executive officer is hired or an executive officer receives a promotion. As a practical matter, the Committee considers and individually approves equity awards made to approximately 10 to 15 of the Company’s most senior executives (including the Chief Executive Officer, the Chief Financial Officer and all other executive officers of the Company), and then approves a pool of equity-based incentives to be granted to other individuals throughout the Company at the discretion of the Chief Executive Officer.

Once granted, options are not repriced or “reloaded”.

Grants of both stock options and restricted stock units normally vest annually in equal installments over four years in order to encourage executive officers’ continued service to the Company. Until the restricted stock units vest, the recipient does not have any rights as a shareholder of the Company other than the right to receive a cash payment equal to the dividends payable on the underlying shares of common stock. The Company values stock option grants by calculating their Black-Scholes values on the date of grant and the value of restricted stock units by calculating their aggregate market value as of the date of grant. While the Company has no formal policy in this regard, over the past several years the Company has awarded executive officers approximately 75% of the value of their equity-based compensation in the form of stock options and 25% in the form of restricted stock units, with the number of stock options remaining generally consistent (within a range of 15%) from year to year. The value of equity-based awards is included in the Company’s analysis of the executive officer’s total direct compensation and is considered as part of the Company’s benchmarking process.

At the outset of fiscal year 2010 (on December 13, 2009 in the case of all executive officers other than Mr. Fallon and on January 12, 2010 in the case of Mr. Fallon), non-qualified options for the purchase of the Company’s common stock and restricted stock units were granted to our named executive officers pursuant to the 2009 Incentive Plan, as follows:

Name	Shares Subject to Time-Based Vesting Option Grant	Exercise Price(1)	Number of Time-Based Vesting Restricted Stock Units
Norman E. Johnson	120,000	$32.30	14,617
Bruce A. Klein(2)	20,000	$32.30	1,812
Sam Ferrise	35,000	$32.30	3,906
David J. Fallon(3)	2,735	$33.96	0
Richard M. Wolfson	25,000	$32.30	2,097
Christopher L. Conway	15,000	$32.30	1,419

(1)	Each option has an exercise price equal to the fair market value of our common stock at the time of grant, as determined by the closing price of the stock on the date of the grant, or the closing price of the next business day if the market is not open on the grant date.
(2)	Mr. Klein was originally granted 40,000 stock options and 3,624 restricted stock units with the expectation that he would be retiring in the middle of the year and under the condition that these grants would be reduced pro rata to the date of his retirement. As Mr. Klein retired on May 31, 2010, these original grants were reduced by 50%, corresponding to the numbers appearing in the table above.
(3)	Mr. Fallon was not an executive officer of the Company on December 13, 2009 and had joined the Company less than six months prior to the date of the annual grant. He thus did not receive any stock options or restricted stock units as part of the Company’s annual grant. Mr. Fallon was awarded the 2,735 stock options reflected in the table above in connection with his leaving his prior employer to join the Company.

Grants of time vested restricted stock units are not deemed “performance based compensation” under Section 162(m), as an executive officer will realize at least some value from the grant of such units even if the market value of the Company’s common stock declines over the vesting period.

Perquisites.  The Company’s officers receive the following limited perquisites, which the Committee annually reviews and which the Company believes are important to attracting and retaining executive talent, including the named executive officers.

•	Company-paid physicals, the results of which are shared with the Company. These Company-paid physicals are also provided to various members of senior management outside of the named executive officer group.

•	Reimbursement of an amount up to 3% of the executive’s base salary for financial planning, tax preparation and estate planning provided by service providers acceptable to the Company. This benefit is also provided to various members of senior management outside of the named executive officer group, and those who receive this benefit typically do not avail themselves of the full value of the financial planning perquisite each year. In practice, therefore, the Company typically expends less than $25,000 per year on this perquisite in the aggregate in any given year.
•	A leased car and payment of attendant operating costs. This benefit is provided to all officers of a certain level of the Company and its significant domestic subsidiaries, and not just the named executive officers.

In keeping with the commitment that the Company made to its shareholders in its proxy statement filed in connection with the 2010 Annual Meeting last year, fiscal 2010 was the last year that the Company paid tax gross-ups associated with these perquisites, and the Company no longer pays them.

No executive officer other than the Chief Executive Officer may use Company aircraft for non-business purposes, although on rare occasions the Company may permit an executive officer other than the Chief Executive Officer to bring his or her spouse on a business trip. In such case, IRS regulations may require the Company to treat this as a personal benefit to the executive (depending on the number of Company personnel on the aircraft) and the Company would bear the expense of providing such benefit. This did not occur with any named executive officer in fiscal 2010.

Although the Company does not have a written policy regarding the non-business use of Company aircraft by the Chief Executive Officer, such non-business use occurs infrequently. Indeed, Mr. Johnson, the Company’s Chief Executive Officer, did not use the Company plane at all during fiscal 2010 for non-business purposes. If he had, the cost of any non-business flight would have been borne by the Company, but an amount calculated in accordance with applicable IRS regulations would have been included in his gross income for the year and he would have borne all associated taxes.

The value of the perquisites and other benefits payable to the named executive officers is set forth in the “Summary Compensation Table” under the heading “All Other Compensation.”

Executive Insurance Benefits

The Company pays the premiums for supplemental life insurance policies owned by Mr. Johnson and certain other senior members of management who are not named executive officers, which will pay their respective beneficiaries an amount equal to approximately two times their respective base salaries upon their deaths. Prior to his retirement in fiscal 2010, the Company paid the premiums for a similar policy for Mr. Klein. In keeping with the Company’s commitment to its shareholders in last year’s proxy statement, fiscal 2010 was the last year that the Company paid tax gross-ups associated with these premium payments, and the Company no longer pays them.

In addition, the Company itself owns life insurance policies on Mr. Johnson and certain other senior members of management who are not named executive officers, which will pay their respective named beneficiaries an additional amount equal to approximately two times their respective base salaries upon their deaths, with any remainder going to the Company. Prior to his retirement in fiscal 2010, the company owned a similar policy on Mr. Klein, which Mr. Klein purchased in accordance with the terms of the policy following his retirement.

The foregoing supplemental life insurance benefits are provided to Mr. Johnson and the other individuals referenced above in order to compensate them for the loss of a benefit provided under a legacy supplemental life insurance program that is no longer in effect.

The Company also provides each of the named executive officers (and certain other members of management who are not executive officers) with supplemental disability insurance coverage totaling between approximately 75% and 110% of their respective cash compensation in the event they are disabled. The precise level of coverage depends on the nature and severity of the disability. Under the disability program available to employees generally, this amount would otherwise be capped at 50%.

The value of the Company-paid insurance premiums and any amounts described above are included in the “Summary Compensation Table” under the heading “All Other Compensation” and further broken down in the table entitled “All Other Compensation”. The Company believes that the provision of the extra insurance coverage described above to the Company’s named executive officers is an important element in attracting and retaining executive officers.

Retirement Plans

The Company’s various retirement plans serve an important role in retaining the Company’s executives. The Company balances the effectiveness of these plans as a compensation and retention tool with the cost of providing them. A full description of these plans and the named executive officers’ participation therein is set forth in this Proxy Statement under the heading “Retirement Plans”, and the estimated total annual retirement benefits payable to the named executive officers is described in the Pension Benefits Table.

As discussed in greater detail under the heading “Retirement Plans” below, the Company maintains a 1994 Executive Retirement Plan, which was amended and restated with an effective date of January 1, 2008 solely to comply with Section 409A of the Internal Revenue Code of 1986 (“409A”). Only Mr. Johnson currently participates in the Executive Retirement Plan, although Mr. Klein participated prior to his retirement. Under the terms of the Executive Retirement Plan, Mr. Johnson will be eligible upon his retirement to receive (and, following his retirement, Mr. Klein received) a lump sum payment of his benefits under the Executive Retirement Plan. The amount of these payouts is calculated with reference to an interest rate published on a monthly basis by the Pension Benefit Guaranty Corporation (“PBGC rate”) in effect on the date of their respective retirements.

To avoid creating incentives for Mr. Johnson or Mr. Klein to retire based upon the PBGC rate in effect at any given time, the Committee recommended to the Board, and the Board resolved at the outset of fiscal 2010, to amend the Executive Retirement Plan to switch to a 3-year average PBGC rate rather than the “spot” rate in effect on the date of an executive’s retirement. Because this change could negatively impact Messrs. Johnson and Klein (i.e., they could receive less than they would have otherwise received had the change not been implemented), their consent was required in order for the change to take effect. Both Messrs. Johnson and Klein granted such consent voluntarily.

Employment and Change of Control Agreements

When Mr. Johnson was named Chairman and Chief Executive Officer of the Company in 2000, the Company entered into an amended employment agreement with Mr. Johnson. Mr. Johnson’s employment agreement was amended again on January 23, 2008 when Mr. Johnson voluntarily agreed to give up a right to receive a special bonus associated with the Company having achieved certain revenue and profitability targets. Mr. Johnson’s employment agreement was amended again on December 29, 2008 principally so as to ensure compliance with 409A.

Mr. Johnson’s employment agreement, as amended, provides that Mr. Johnson will be employed as the Company’s Chairman, President and Chief Executive Officer. Mr. Johnson is entitled to receive an annual salary (currently $765,000), and to have such salary increased annually at the discretion of the Committee. Mr. Johnson is eligible to participate in all executive incentive plans and in all employee benefit and retirement plans available within the Company, as well as all perquisites made available to executive officers of the Company. Mr. Johnson’s agreement, as amended, expires on the date of the 2011 Annual Meeting. His agreement is extended automatically each year thereafter unless the agreement is terminated by the Board.

The termination provisions of Mr. Johnson’s agreement and the economic consequences of termination and change of control of the Company are discussed further below under the heading “Potential Payments Upon Termination or Change of Control”. The Committee reviews Mr. Johnson’s employment agreement on an annual basis as well as the economic and business ramifications to the Company of failing to renew it. Because the employment agreement was entered into in 2000 and constitutes a binding obligation of the Company, the Company does not have the ability to unilaterally modify its terms. As such, the Committee does not consider individual terms of Mr. Johnson’s employment agreement in its assessment or determination of Mr. Johnson’s annual compensation.

The Company has entered into Change of Control Agreements with each of the named executive officers and with various members of management other than the named executive officers. The change of control provisions of these agreements and the economic consequences of such a change of control for each of the named executive officers are discussed further below under the heading “Potential Payments Upon Termination or Change of Control.” No such agreements were entered into or amended in fiscal 2010. Because the Change of Control Agreements constitute a binding obligation of the Company, the Company does not have the ability to unilaterally modify their terms, and the Committee does not consider individual terms of these agreements in its assessment or determination of an executive officer’s annual compensation.

The Company believes that the protections afforded through the termination and change of control provisions of the Company’s agreements with the Company’s named executive officers are an important element in attracting and retaining executive officers.

Stock Ownership Guidelines

The Company has established stock ownership guidelines for executive officers. These guidelines require that executive officers, after a five-year period from the time they become executive officers, own Company common stock with a value ranging from a minimum of two times annual salary for officers at the level of corporate vice president to a minimum of four times annual salary for the Company’s Chief Executive Officer. In each case, shares subject to in-the-money options granted to an officer as well as grants of restricted stock units count toward the fulfillment of these guidelines. The Committee oversees these guidelines and reviews each covered executive’s standing in respect of the same once per year. In January of 2011, the Committee determined that all of the Company’s executives complied with the guidelines based on their respective years of employment of the Company.

Compensation Decisions for 2011

During fiscal 2010, the Company undertook several decisions in respect of executive compensation for 2011, as follows:

Salaries

In December of 2010, the Committee approved merit increases in salary for all of the named executive officers. In recognition of their fiscal 2010 performance and fact that their base salaries were (and remain) significantly below median, the Committee authorized an increase in the base salaries of Messrs. Conway, Fallon and Wolfson of 18%, 8% and 5%, respectively. The Committee authorized a merit increase of 3% for Mr. Johnson and 4% for Mr. Ferrise based on their fiscal 2010 performance.

Equity Grants

With respect to equity-based incentives, on December 13, 2010 (which is at the outset of fiscal 2011), the Committee approved grants of stock options and restricted stock units to the named executive officers as set forth in the following table. All stock options and restricted stock units reflected below are subject to the Company’s normal 4-year vesting schedule and were granted at the grant date closing price of $42.86.

Fiscal Year 2011 Option and RSU Grants

Name	Stock Options (#)	Restricted Stock Units (#)
Norman E. Johnson	120,000	13,169
Bruce A. Klein	0	0
Sam Ferrise	35,000	3,141
David J. Fallon	25,000	1,683
Christopher L. Conway	40,000	2,774
Richard M. Wolfson	25,000	1,665

Deductibility of Executive Compensation

In establishing executive compensation, the Company considers its deductibility under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct non-performance based compensation of more than $1,000,000 that is paid to certain individuals. The Company believes that compensation paid under its incentive plans is generally fully deductible for federal income tax purposes other than with respect to amounts realized in respect of time based vested restricted stock units. However, in certain situations, the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Robert H. Jenkins, Chairman
James W. Bradford, Jr.
Robert J. Burgstahler
Paul Donovan

The foregoing report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Compensation Risk Assessment

As discussed earlier in this proxy statement, the Compensation Committee is responsible for overseeing risks associated with the Company’s compensation programs. The Compensation Committee discharges this responsibility by reviewing participation in and the mechanics of the Company’s various short-and long-term incentive programs as well as other executive compensation related practices and policies. In addition, the Audit Committee’s annual formal assessment of the risks facing the Company specifically includes a review of compensation-related risks, and the results of this assessment are communicated to and considered by the entire Board. Based on this assessment and the other factors discussed below, the Company and the Compensation Committee believe that the Company’s compensation programs and policies for its employees do not incentivize employees to take excessive risks and do not create risks that are reasonably likely to have a material adverse effect on the Company.

The Company further believes that various elements of its compensation programs and policies help mitigate risk to the Company, including the following:

•	As confirmed by the Company’s independent advisor, FWC, the total annual target compensation levels of the Company’s executives are conservative and typically at or below median of the Company’s peer group and survey data.
•	The Company awards a significant portion of an executive’s compensation in the form of long-term equity grants, including a significant amount of value in the form of restricted stock units, thus giving executives a meaningful stake in the long-term success of the Company.
•	The Company’s normal vesting schedule for equity grants is four years. In addition to the retention benefits that such a vesting period provides the Company, it also incentivizes management to make decisions that will create and sustain shareholder value over the longer-term.
•	The Company has meaningful share ownership guidelines for its executive officers, with which all executive officers currently comply.

•	The Company’s CVA Model offers several benefits from a risk mitigation perspective. First, the CVA Model focuses on operating earnings, which derive from the independently audited financial results of the Company. Second, the CVA Model’s “deemed capital expenditure” rule (i.e., the rule by which executives are unable to lower the amount of net managed assets by avoiding or postponing capital expenditures) mitigates the risk that the CVA Formula will be manipulated to produce artificially high payouts. Third, the Committee maintains discretion to reduce CVA awards if necessary.
•	The Compensation Committee uses tally sheets in order to monitor executive compensation holistically, and is thus better able to monitor risk associated with executive compensation.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Non Qualified Deferred Compensation Earnings(5) ($)		All Other Compensation(8) ($)	Total ($)
Norman E. Johnson Chairman, President and CEO	2010	734,481	472,129	938,400	2,501,917	960,089		218,239	5,825,255
	2009	725,962	516,285	864,000	—	4,276,625		219,048	6,601,920
	2008	723,077	456,000	1,130,400	551,129	—		213,359	3,073,965
Bruce A. Klein Former Vice President – Chief Financial Officer	2010	161,916	58,528	156,400	324,439	0	(6)	54,342	755,625
	2009	321,731	126,596	288,000	—	1,802,980		81,585	2,620,892
	2008	320,640	115,240	376,800	153,394	—		84,178	1,050,252
David J. Fallon Vice President – Chief Financial Officer(7)	2010	253,269	—	25,490	304,493	—		27,265	610,517
Sam Ferrise President, Baldwin Filters, Inc.	2010	350,638	126,164	304,850	579,868	11,056		38,127	1,410,703
	2009	346,511	136,135	273,700	—	67,667		33,913	857,926
	2008	345,088	124,105	329,700	100,821	—		40,192	939,906
Christopher L. Conway President and Chief Operating Officer(7)	2010	242,500	45,834	130,650	368,670	—		35,417	823,071
Richard M. Wolfson Vice President – General Counsel and Corporate Secretary	2010	259,231	67,733	217,750	415,547	—		33,731	993,992
	2009	250,962	75,132	195,500	—	—		35,094	556,688
	2008	247,969	64,022	204,414	83,442	—		29,772	629,619

(1)	The amounts shown in this column are before any deferrals under the terms of the Deferred Compensation Plan. Additional information about deferred amounts can be found in the table entitled, “Nonqualified Deferred Compensation for Fiscal Year 2010”.
(2)	The amounts in this column represent the aggregate grant date fair value of restricted stock units, computed in accordance with FASB ASC Topic 718, granted in the years set forth above, using the closing market price of Company stock on the grant date. In the case where the grant date was not a business day, the most recent closing market price of Company stock was used.
(3)	The amounts shown in this column represent the aggregate grant date fair value of the stock options, computed in accordance with FASB ASC Topic 718, granted in the years set forth above, using a Black-Scholes valuation methodology. See Note N. to our consolidated financial statements included in our Annual Report on Form 10-K for our fiscal year ended November 27, 2010 filed with the SEC on January 21, 2011, for the assumptions made in determining grant date fair values.
(4)	Payment for 2010 performance under the terms of the CVA Plan and the CVA Model, both of which are described in detail under the heading of Performance-Based Cash Incentive Compensation in the Compensation Discussion and Analysis.
(5)	Amounts consist of the change in annual actuarial present value of pension benefits. The discount and lump-sum interest rates decreased slightly for the qualified Pension and Supplemental Pension Plans and increased slightly for the Executive Retirement Plan. Thus, the increase for Mr. Johnson is due largely to an increase in compensation, while the increase for Mr. Ferrise is due to a combination of an increase in compensation and a slight decrease in the discount and lump-sum interest rates. The Deferred Compensation Plan does not provide for above-market or preferential earnings.
(6)	Mr. Klein retired on May 31, 2010, after a highly successful 15 year career with the Company, and was entitled to receive $4,764,044 as a lump-sum payment pursuant to the Executive Retirement Plan in connection with his retirement. As discussed in the footnotes to the tables entitled “Pension Benefits for Fiscal Year 2010” and “Potential Payments Upon Termination or Change in Control”, Mr. Klein received

$2,841,203, representing approximately 60% of the lump sum benefit, in June 2010, a few days following his retirement, and he received the balance of $1,922,841 in December 2010, shortly following the conclusion of the Company’s 2010 fiscal year. No amounts are reflected in this column for Mr. Klein as the result of the fact that Mr. Klein received the full lump-sum payment payable to him pursuant to the Executive Retirement Plan during and/or shortly following the Company’s 2010 fiscal year as noted above, and thus there was no aggregate increase in the actuarial present value of Mr. Klein’s accumulated benefit under this Executive Retirement Plan during fiscal 2010.
(7)	Both Mr. Conway and Mr. Fallon became executive officers of the Company during fiscal 2010. As such, no information is shown for them in respect of prior fiscal years.
(8)	See the table immediately below which describes each component of the “All Other Compensation” column for fiscal 2010.

“ALL OTHER” COMPENSATION

						Perquisites and Personal Benefits (5)				Total “All Other Compensation” ($)
	401(k) Match(1) ($)	Insurance Premiums Paid(2) ($)	Dividends Paid(3) ($)	Tax Gross-Ups(4) ($)	Company Car ($)	Financial Planning ($)	Physical Exam ($)	Non-Business Aircraft Usage ($)	Miscellaneous(6) ($)
Norman E. Johnson	3,675	80,981	51,384	52,435	21,769	4,850	3,145	—	—	218,239
Bruce A. Klein	2,058	2,439	3,204	4,795	7,238	4,608	—	—	30,000	54,342
David J. Fallon	9,800	1,246	—	1,439	10,780	4,000	—	—	—	27,265
Sam Ferrise	9,800	5,105	3,818	2,306	14,588	675	1,835	—	—	38,127
Christopher L. Conway	9,800	2,285	1,440	3,163	9,886		376	—	8,467	35,417
Richard M. Wolfson	9,800	1,046	2,262	4,005	12,618	4,000	—	—	—	33,731

(1)	Mr. Johnson participates (and, prior to his retirement, Mr. Klein participated) in the Company’s original 401(k) plan which matches $.50 for each dollar contributed, up to the first 3% of eligible compensation; Mr. Ferrise, Mr. Conway, Mr. Wolfson and Mr. Fallon are participants in the new 401(k) plan which matches $1.00 for each dollar contributed, up to the first 3% of eligible compensation and $.50 for each dollar contributed up to the next 2% of eligible compensation.

As discussed, the match under these plans is now discretionary and occurs following the end of the fiscal year. The amounts in this column were thus paid after the end of fiscal 2010, but since they correspond to contributions made by the officers during fiscal 2010, they are included in this column.

Because the Company match under the new 401(k) plan is now discretionary, the named executive officers likely will have to forfeit some portion of the Company match in order for the plan to comply with IRS rules regarding “top-heavy” plan participation. The amounts shown in this column thus represent a maximum match figure based on the named executive officers’ respective contributions to the plan. Their actual match amounts will be determined during the course of fiscal 2011 and are likely to be lower.

(2)	Premiums paid for supplemental executive life insurance and supplemental executive long term disability insurance.
(3)	The amounts in this column represent dividends paid on unvested restricted stock units and deferred restricted stock units. There is academic debate about whether such amounts are already reflected in the closing stock price (i.e., the fair market value) of these units. To the extent they are, then these amounts are effectively being double counted and should not be included in this table (and thus they should also be excluded from the Summary Compensation Table). However, the Company has elected to separately identify these dividend payments.
(4)	Amounts in this column represent reimbursements for the payment of taxes for one or more of the following items: (i) financial planning, tax preparation and estate planning services; (ii) leased vehicle; and (iii) life insurance premiums. In keeping with the commitment that the Company made to its shareholders in last year’s proxy statement, the Company no longer reimburses the payment of taxes in respect of these items, or in respect of any other benefits paid to its executive officers.
(5)	All amounts shown are valued at the incremental cost to the Company of providing the benefit. The incremental cost of the Company aircraft use for a non-business flight is calculated by multiplying the aircraft’s hourly variable operating cost by a trip’s flight time, which includes any flight time of an empty return flight. Variable operating costs include: (1) landing, parking, crew travel and flight planning services expense; (2) supplies, catering and crew traveling expenses; (3) aircraft fuel and oil expenses; (4) maintenance, parts, and external labor (inspections and repairs); and (5) any customs, foreign permit and similar fees. Fixed costs that do not vary based upon usage are not included in the calculation of direct operating cost.
(6)	The amounts in this column for Mr. Conway are related to his relocation to the Company’s headquarters in Tennessee following his promotion to President and Chief Operating Officer of the Company. The amounts in this column for Mr. Klein were paid to Mr. Klein to partially compensate him for certain losses that he suffered as a result of an administrative error made in connection with his exercise of certain stock options during fiscal 2010. The rest of these losses were borne by Mr. Klein personally.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR 2010

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(5) (#)	All Other Option Awards: Number of Securities Underlying Options(6) (#)	Exercise or Base Price of Option Awards(7) ($)	Grant Date Fair Value of Stock and Option Awards(8) ($)
Name	Grant Date	Threshold(2) ($)	Target(3) ($)	Maximum(4) ($)
Norman E. Johnson
Annual Cash Incentive Plan		$72,500	$616,250	$3,000,000
Restricted Stock Units	12/13/2009				14,617			$472,129
Stock Options	12/13/2009					120,000	$32.30	$938,400
Bruce A. Klein
Annual Cash Incentive Plan		$32,136	$160,680	$648,878
Restricted Stock Units	12/13/2009				1,812			$58,528
Stock Options	12/13/2009					20,000	$32.30	$156,400
David J. Fallon
Annual Cash Incentive Plan		$25,000	$75,000	$304,493
Restricted Stock Units
Stock Options	1/12/2010					2,735	$33.96	$25,490
Sam Ferrise
Annual Cash Incentive Plan		$34,611	$173,056	$701,539
Restricted Stock Units	12/13/2009				3,906			$126,164
Stock Options	12/13/2009					35,000	$32.30	$304,850
Christopher L. Conway
Annual Cash Incentive Plan		$22,000	$99,000	$462,282
Restricted Stock Units	12/13/2009				1,419			$45,834
Stock Options	12/13/2009					15,000	$32.30	$130,650
Richard M. Wolfson
Annual Cash Incentive Plan		$26,000	$104,000	$415,547
Restricted Stock Units	12/13/2009				2,097			$67,733
Stock Options	12/13/2009					25,000	$32.30	$217,750

(1)	The amounts in these columns represent the range of potential payouts for fiscal year 2010 under the CVA Model as described in the Compensation Discussion and Analysis. See the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” for the amount actually paid to each named executive officer for 2010 performance under the CVA Plan.
(2)	The amount shown as Threshold in this column represents the payout of the named executive officer at Level 1 under the CVA Model.
(3)	The amount shown as Target in this column represents the payout of the named executive officer at Level 6 under the CVA Model.
(4)	The amount shown as Maximum in this column for Mr. Johnson represents the maximum payout under the Company’s 2009 Incentive Plan, and thus the theoretical maximum under the CVA Model. The amount shown for all other executive officers represents their respective payouts at Level 16 under the CVA Model.

As discussed in the description of the CVA Model in the Compensation Discussion and Analysis, Level 16 is a level at which all of the named executive officers were paid out other than (i) Mr. Ferrise (who was paid out based primarily on the results of Baldwin Filters, which achieved a level below Level 16), and (ii) Mr. Conway (who was paid out based in part on the results of the Company’s PecoFacet business unit, which achieved a level below Level 16). The consolidated Level 16 achieved in fiscal 2010 was the highest level achieved in the Company’s history, and the Company believes it is reflective of a realistic maximum payout that a named executive officer could likely receive.

(5)	The amounts shown in this column represent restricted stock units granted under the 2009 Incentive Plan on December 13, 2009, as described in the Compensation Discussion and Analysis.
(6)	The amounts shown in this column represent stock options granted under the 2009 Incentive Plan on December 13, 2009 for all of the named executive officers other than Mr. Fallon, and on January 12, 2010 for Mr. Fallon, as described in the Compensation Discussion and Analysis.
(7)	Each option granted to the named executive officers other than Mr. Fallon has an exercise price equal to the closing price of the Company’s stock on December 14, 2009, the next business day after the date the option was granted (which was a non-business day). The option granted to Mr. Fallon has an exercise price equal to the closing price of the Company’s stock on January 12, 2010, the date such option was granted to Mr. Fallon.
(8)	The amounts shown in this column represent the aggregate grant date fair value of the stock options and restricted stock units granted, computed in accordance with FASB ASC Topic 718. Each restricted stock unit was valued at $32.30, the closing market price of the Company’s stock on the grant date. Each stock option was valued on the grant date using a Black-Scholes valuation methodology, using the assumptions referenced in the Summary Compensation Table.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2010

	Option Awards(1)						Stock Awards(2)
		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock Held That Have not Vested (#)	Market Value of Shares or Units of Stock Held That Have not Vested(3) ($)
Name	Grant Date	Exercisable	Unexercisable			Grant Date
Norman E. Johnson	12/16/2001	27,500		13.75	12/15/2011
	12/15/2002	60,000		16.15	12/14/2012
	12/14/2003	90,000		22.80	12/13/2013
	6/30/2004	41,986		22.57	12/15/2011
	6/30/2004	24,832		22.57	12/14/2012
	12/12/2004	120,000		26.08	12/11/2014
	6/21/2005	18,321		28.96	12/15/2011
	6/21/2005	21,567		28.96	12/14/2012
	6/21/2005	25,945		28.96	12/13/2013
	11/18/2005	120,000		28.79	11/17/2015
	12/17/2006	90,000	30,000	33.75	12/16/2016	12/17/2006	3,108	127,428
	12/16/2007	60,000	60,000	36.48	12/15/2017	12/16/2007	6,250	256,250
	12/14/2008	30,000	90,000	32.78	12/13/2018	12/14/2008	11,812	484,292
	12/13/2009		120,000	32.30	12/12/2019	12/13/2009	14,617	599,297
Bruce A. Klein	12/12/2004	44,000		26.08	5/31/2013
	11/18/2005	39,625		28.79	5/31/2013
	12/17/2006	40,000		33.75	5/31/2013
	12/16/2007	40,000		36.48	5/31/2013
	12/14/2008	40,000		32.78	5/31/2015
	12/13/2009	20,000		32.30	5/31/2015
David J. Fallon	1/12/2010		2,735	33.96	1/11/2020
Sam Ferrise	12/14/2003	35,000		22.80	12/13/2013
	12/12/2004	35,000		26.08	12/11/2014
	6/23/2005	6,458		29.09	4/1/2011
	6/23/2005	6,222		29.09	12/15/2011
	11/18/2005	35,000		28.79	11/17/2015
	12/17/2006	26,250	8,750	33.75	12/16/2016	12/17/2006	884	36,244
	12/16/2007	17,500	17,500	36.48	12/15/2017	12/16/2007	1,700	69,700
	12/14/2008	8,750	26,250	32.78	12/13/2018	12/14/2008	3,115	127,715
	12/13/2009		35,000	32.30	12/12/2019	12/13/2009	3,906	160,146
Christopher L. Conway	8/28/2006	2,000		28.13	8/27/2016
	12/17/2006	1,125	375	33.75	12/16/2016
	12/16/2007	2,500	2,500	36.48	12/15/2017	12/16/2007	369	15,129
	12/14/2008	2,500	7,500	32.78	12/13/2018	12/14/2008	1,100	45,100
	12/13/2009		15,000	32.30	12/12/2019	12/13/2009	1,419	58,179
Richard M. Wolfson	1/27/2006	3,000		34.40	1/26/2016
	12/17/2006	16,275	5,425	33.75	12/16/2016	12/17/2006	424	17,384
	12/16/2007	10,850	10,850	36.48	12/15/2017	12/16/2007	877	35,957
	12/14/2008	6,250	18,750	32.78	12/13/2018	12/14/2008	1,719	70,479
	12/13/2009		25,000	32.30	12/12/2019	12/13/2009	2,097	85,977

(1)	All stock option awards become exercisable over a four-year period at the rate of 25% per year, beginning one year from the grant date, except for the following grants which became exercisable immediately: (i) the 12/12/2004 and 11/18/2005 grants to Messrs. Johnson, Klein, and Ferrise; and

(ii) the 6/30/2004 and 6/21/2005 grants to Mr. Johnson; and the 6/23/2005 grants to Mr. Ferrise. The grants referred to in item (ii) immediately above were granted under prior incentive plans and represent reload options. Under current company practice and the express terms of the 2009 Incentive Plan, reload options are no longer granted.
(2)	All Stock Awards are restricted stock units. The restricted stock units vest over a four-year period at the rate of 25% per year, beginning one year from the grant date indicated. The plan provides for a deferral feature that allows participants to defer the receipt of the underlying shares for any number of full years up to ten or until the termination of employment. At the end of fiscal 2010, Mr. Johnson had deferred a total of 93,482 units, Mr. Conway had deferred a total of 735 units and Mr. Wolfson had deferred a total of 573 units. Due to restrictions imposed by 409A, Mr. Klein was required to defer the receipt of 7,171 restricted stock units that vested upon his retirement until December 2010, shortly following the conclusion of the Company’s 2010 fiscal year.
(3)	Valued at the closing price of $41.00 on November 26, 2010, the last trading day of the fiscal year.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL YEAR 2010

	Option Awards		Stock Awards
Name of Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise(1) ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting(2) ($)
Norman E. Johnson	85,836	1,262,377	10,172		334,455
Bruce A. Klein	147,043	2,281,572	9,812	(3)	346,857
David J. Fallon	—	—	—		—
Sam Ferrise	—	—	2,774		91,209
Christopher L. Conway	—	—	551	(4)	18,117
Richard M. Wolfson	—	—	1,437	(5)	47,249

(1)	Calculated by multiplying the number of shares of common stock issued upon exercise of stock options by the difference between the option exercise price and the closing price of the Company’s common stock on the day immediately preceding the date of exercise.
(2)	Calculated using the closing price of the stock on the date of vesting.
(3)	Due to restrictions imposed by 409A, Mr. Klein was required to defer to the receipt of 7,171 of these shares until December 2010, shortly following the conclusion of the Company’s 2010 fiscal year.
(4)	Mr. Conway elected to defer receipt of all 551 of these shares for a period of 10 years.
(5)	Mr. Wolfson elected to defer receipt of 573 of these shares until the termination of his employment with the Company.

Retirement Plans

Certain employees of the Company and its subsidiaries, including several of the named executive officers, are eligible to receive benefits under the CLARCOR Inc. Pension Plan (the “Pension Trust”). The amount of the Company’s contribution to the Pension Trust in respect to a specified person cannot be individually calculated.

The Pension Trust provides benefits calculated under a Social Security step-rate formula based on career compensation. Benefits are payable for life with a guarantee of 120 monthly payments. The formula accrues an annual benefit each plan year equal to the sum of (a) plan year compensation up to age 65 covered compensation in effect each December multiplied by 0.012 plus (b) any excess of such plan year compensation over age 65 covered compensation (subject to Internal Revenue limitations applicable to all qualified retirement plans) multiplied by 0.0175. The aggregate of all annual accruals plus the benefit accrued at November 30, 1989 under prior plans is the amount of annual pension.

Estimated annual retirement benefits payable under the Pension Trust at normal retirement (age 65) for each of the Named Executive Officers are reflected in the tables below. Such annual retirement benefits are not subject to any reduction for Social Security amounts.

Effective January 1, 2004, the Board adopted a program pursuant to which the pension benefits payable under the Pension Trust to most employees of the Company were frozen. As to these employees, no further benefits will accrue under the Pension Trust. As a substitute benefit the Company implemented a new 401(k) plan (the “New 401(k) Plan”) which is available to substantially all United States employees of the Company and its subsidiaries. Until it was amended in fiscal 2009, the New 401(k) Plan provided that the Company will match all contributions by a participant up to 3% of his or her compensation and 50% of the next 2% of such compensation contributed. Following the amendment, such match is no longer mandatory but rather discretionary on the part of the Company.

The Company offered employees who were both at least 40 years old and had 10 years of service the option of continuing to participate in the Pension Trust or adopting the New 401(k) Plan. Those employees electing to continue participation in the Pension Trust also are eligible to continue to participate in the Company’s previously established 401(k) Plan (the “Old 401(k) Plan”). Under the Old 401(k) Plan, the Company will match 50% of contributions by a participant up to 3% of his or her compensation. Mr. Johnson elected to continue to participate in the Pension Trust and will therefore continue to accrue benefits under that program. Messrs. Ferrise and Klein were not eligible to continue to participate in the Pension Trust, and Messrs. Conway, Wolfson and Fallon were not with the Company. However, Mr. Klein continued to participate in the Old 401(k) Plan. The amounts currently payable to Mr. Ferrise pursuant to the Pension Trust will not increase or decrease in the future.

Effective December 1, 1994, the Company established two new retirement plans for officers and senior executives of the Company: the 1994 Supplemental Pension Plan and the 1994 Executive Retirement Plan. Both plans were amended effective in January of 2008 to comply with 409A, and the 1994 Executive Retirement Plan was amended on December 14, 2009 to alter the applicable interest rate used to calculate lump sum payments (see discussion under the heading “Retirement Plans” in the Compensation Disclosure and Analysis, above.)

The 1994 Supplemental Pension Plan is intended to preserve benefits lost by reason of the maximum limitations on compensation and benefits imposed on tax qualified retirement plans by the Internal Revenue Code of 1986. The 1994 Executive Retirement Plan provides a monthly benefit to a participant equal to (a) 65% of his average monthly compensation with respect to the three consecutive fiscal years for which he received the highest compensation, reduced by (b) his monthly normal retirement benefit provided by the Pension Trust. A minimum of 15 years of service after attainment of the age of 40 is required to earn a full benefit of 65% of compensation at retirement. The annual benefit is payable as a life annuity commencing at age 65 with payments for 15 years guaranteed. Benefits in both of the 1994 plans are also payable as lump sums. Assumptions for determination of equivalence are defined in the plans, and current assumptions are included in the assumptions table below. Mr. Johnson participates in both of the 1994 plans, as did Mr. Klein prior to his retirement. Mr. Ferrise participates in the 1994 Supplemental Pension Plan, but his participation is currently frozen. Messrs. Conway, Wolfson and Fallon are not participants in either plan. Such annual retirement benefits are not subject to reduction for Social Security amounts.

The table below sets forth the following pension benefit information with respect to the Company’s named executive officers under the Pension Trust and the 1994 Supplemental Pension Plan and 1994 Executive Retirement Plan:

PENSION BENEFITS FOR FISCAL YEAR 2010

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1) $	Payouts During Last Fiscal Year $
Norman E. Johnson	Pension Trust	19	639,798	0
	Supplemental/Executive Retirement Plans(2)	19	14,206,677	0
Bruce A. Klein(3)	Pension Trust	8	235,365	0
	Supplemental/Executive Retirement Plans(2)	15	1,922,841	$2,841,203
David J. Fallon	Pension Trust	N/A	N/A	N/A
	Supplemental Pension Plan	N/A	N/A	N/A
Sam Ferrise	Pension Trust	2	36,430	0
	Supplemental Pension Plan	2	108,207	0
Christopher L. Conway	Pension Trust	N/A	N/A	N/A
	Supplemental Pension Plan	N/A	N/A	N/A
Richard M. Wolfson	Pension Trust	N/A	N/A	N/A
	Supplemental Pension Plan	N/A	N/A	N/A

(1)	The assumptions utilized to calculate the Present Value of Accumulated Benefit are as follows:

	Pension Plan	Executive Retirement Plan	Supplemental Pension Plan
Normal Retirement Age	65	65	65
Discount Rate Before Retirement	5.25%	3.01%	2.25%
Discount Rate After Retirement	5.25%	3.01%	2.25%
Mortality Table After Retirement	RP-2000	UP84	UP84
(2)	The Company and its actuaries do not separate the Supplemental Pension Plan and Executive Retirement Plans, but rather consider them as a single plan for purposes of calculating the payment amounts. This is because the Executive Retirement Plan “sits on top of” the Supplemental Pension Plan, whereby amounts payable to the executive under the Supplemental Pension Plan are credited against amounts payable under the Executive Retirement Plan. Since the Executive Retirement Plan provides for larger payouts than the Supplemental Pension Plan, the effective result is that the executive receives the amounts due under the Executive Retirement Plan.
(3)	Mr. Klein retired on May 31, 2010, after a highly successful 15 year career with the Company. Shortly following his retirement, in June 2010, Mr. Klein received the $2,841,203 shown in the column entitled “Payouts During Last Fiscal Year” in this table, representing approximately 60% of the lump sum benefit payable to him under the Executive Retirement Plan. Due to restrictions imposed by 409A, Mr. Klein was required to wait six months following his retirement to collect approximately 40% of the lump sum benefit payable to him under the Executive Retirement Plan, corresponding to the $1,922,841 shown in the column entitled “Present Value of Accumulated Benefit” in this table. Mr. Klein received this amount in December 2010, shortly following the conclusion of the Company’s 2010 fiscal year. In total, therefore, Mr. Klein received the sum of these amounts, $4,764,044, under the Executive Retirement Plan in connection with his retirement.

In addition, Mr. Klein is entitled to begin receiving his benefits under the Pension Trust at any time following his retirement, but has elected to defer initiating these benefits (which are not payable in a lump-sum) until a future date of his choosing. The present value of these benefits at the end of fiscal 2010 was $235,365, as reflected in the column entitled “Present Value of Accumulated Benefit” in this table.

Deferred Compensation Plan

The Company has a Deferred Compensation Plan, pursuant to which the Company’s executive officers may elect to defer receipt of cash compensation and vested restricted stock units for any number of years up to ten or the executive’s separation from the Company. Any deferred cash amounts are invested in essentially the same funds available to all employees participating in the 401(k) plan and the investment choices/allocations are made by the executive. The Company does not pay any above-market or preferential interest to the executive, and any invested amounts are subject to the same market risks as any other investments under the Company’s 401(k) plan.

The table below sets forth the following information with respect to the Company’s named executive officers under the Deferred Compensation Plan with respect to fiscal 2010:

NONQUALIFIED DEFERRED COMPENSATION IN FISCAL 2010

Name	Plan	Executive Contributions in Last FY ($)		Company Contributions in Last FY ($)	Aggregate Earnings in Last FY(4) ($)	Aggregate Withdrawals /Distributions ($)	Aggregate Balance at Last FYE ($)
Norman E. Johnson	Deferred Compensation	0		0	151,928	0	1,030,533 (5)
	Restricted Stock Unit(2)	0		0	841,338	0	3,832,762 (6)
Bruce A. Klein	Deferred Compensation(1)	0		0	0	0	0
	Restricted Stock Unit(2)	260,020	(3)	0	33,991	0	294,011	(6)
David J. Fallon	Deferred Compensation(1)	0		0	0	0	0
	Restricted Stock Unit(2)	0		0	0	0	0
Sam Ferrise	Deferred Compensation(1)	0		0	0	0	0
	Restricted Stock Unit(2)	0		0	0	0	0
Christopher L. Conway	Deferred Compensation(1)	0		0	0	0	0
	Restricted Stock Unit(2)	18,117	(3)	0	6,130	0	30,135	(6)
Richard M. Wolfson	Deferred Compensation(1)	0		0	0	0	0
	Restricted Stock Unit(2)	18,840	(3)	0	4,653	0	23,493	(6)

(1)	Any “Deferred Compensation” amounts in this column are also included in the “Salary” column in the “Summary Compensation Table”.
(2)	The Incentive Plans allow for deferral of restricted stock units for any number of full years up to ten or until termination of employment.
(3)	Amounts represent the number of units which vested and were deferred in fiscal year 2010, valued at the closing stock price on the vesting date. The amount shown for Mr. Klein corresponds to the 7,171 shares that he was required to defer for 6 months from the date of his retirement pursuant to 409A. Of the restricted stock unit values shown for Mr. Conway, Mr. Klein and Mr. Wolfson, $0 is also included in the entry for each of these named executive officers under the “Stock Awards” column in the “Summary Compensation Table” because such restricted stock units were granted prior to fiscal 2010.
(4)	For the Deferred Compensation Plan, earnings are based solely on the results of the investment choices made by the named executive officer. The investment choices are the same funds available to all employees participating in the new 401(k) plan. For restricted stock units, earnings are calculated as follows: i) number of restricted stock units deferred in fiscal 2010 valued at the change in the closing stock price from the date of vesting to the end of fiscal 2010 plus, ii) the number of restricted stock units that were deferred prior to fiscal 2010, valued by the change in the closing stock price on the first day of fiscal year 2010 to the last day of fiscal year 2010. None of the amounts reflected in the “Aggregate Earnings in Last FY” column have been reported as compensation in the “Summary Compensation Table”, because above-market or preferential earnings are not available in connection with the items described above.
(5)	The following amount was reported as compensation to the executive in the Summary Compensation Tables in prior years’ proxy statements: Mr. Johnson — $901,259.

(6)	Amount represents the total number of vested restricted stock units deferred as of the end of fiscal 2010, valued at the closing stock price on the last day of the fiscal year. The following amounts were reported as compensation to the executive in the Summary Compensation Tables in prior years’ proxy statements: Mr. Johnson — 1,701,466, Mr. Klein — 240,895, and Mr. Wolfson — 18,783. No amounts in this column were reported as compensation for Mr. Conway in the Summary Compensation Tables in prior years’ proxy statements as the result of the fact that Mr. Conway was not a named executive officer prior to 2010.

Potential Payments Upon Termination or Change in Control

Termination without “Cause” or for “Good Reason”

Mr. Johnson’s employment agreement terminates automatically upon his death or, at the Company’s option, upon his disability, and can be terminated by the Company for “Cause” or by Mr. Johnson for “Good Reason”. Under the agreement, “Cause” means a fraud, misappropriation or intentional material damage to property or business of the Company or commission of a felony, and “Good Reason” means any of the following :

•	A material adverse reduction in the nature or scope of Mr. Johnson’s authority, duties or responsibilities, as he may determine in good faith;
•	a relocation of more than 35 miles;
•	a reduction in total compensation, compensation plans, benefits or perquisites from those provided for under the employment agreement;
•	the breach by the Company of any other provision of the employment agreement;
•	a failure by the Board to renew the agreement unless it provides Mr. Johnson with three years’ prior notice; or
•	a good faith determination by Mr. Johnson that, as a result of a change in control, he is unable to exercise the authority, power, function or duties contemplated by the employment agreement.

If Mr. Johnson elects to terminate his agreement other than for “Good Reason” he must provide the Company with 6 months’ prior notice. If the Company terminates the agreement other than for Cause or Mr. Johnson terminates for Good Reason, Mr. Johnson will be entitled to receive (i) a termination payment equal to three times the sum of his annual salary and annual cash incentive payment, with the annual cash incentive payment being equal to the highest received by Mr. Johnson over the immediately preceding three years or his target incentive compensation for the year in question, whichever is greater; (ii) continuation of Company-provided benefits for three years; and (iii) vesting of all unvested equity grants.

Mr. Johnson’s employment agreement does not provide for any special payments or extensions of benefits in the event the agreement terminates due to Mr. Johnson’s death or disability or his normal retirement.

None of the other named executive officers have an employment agreement which contemplates a contractual right to severance. Based on the Company’s past practice, however, the Company likely would provide base salary and health and welfare benefits for up to 12 months in the event a named executive officer was terminated without cause.

The value of the termination payments as of the last business day of fiscal 2010 are set forth in the following table entitled “Potential Payments Upon Termination or Change in Control.”

Termination in Connection with a Change of Control

All of the named executive officers and various other members of senior management at the Company and its significant business units have Change of Control (CIC) agreements. The Company believes that the protections afforded through the CIC agreements are an important element in attracting and retaining senior management personnel, including executive officers. The CIC agreements contain restrictive covenants not to compete with the Company, solicit Company employees or disclose confidential information of the Company for defined periods. No CIC agreements were entered into or amended in fiscal 2010.

The “change of control” provisions of the CIC agreements become effective upon the occurrence of any of the following: (i) the acquisition by any person, entity or group (other than from the Company) of 30% or more of the outstanding securities of the Company which are entitled to vote generally in the election of directors, provided that the persons who were shareholders of the Company immediately prior to such transaction do not immediately thereafter own more than 60% of the Company’s common stock; (ii) individuals who, at the date of the agreement, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director after the date of the CIC agreements whose election or nomination was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such person was a member of the Incumbent Board; (iii) consummation of a reorganization, merger or consolidation, in each case in respect of which the persons who were shareholders of the Company immediately prior to such transaction do not immediately thereafter own more than 60% of the securities entitled to vote generally in the election of directors of the entity resulting from such transaction; or (iv) approval by the shareholders of the Company of a liquidation or dissolution of the Company or the sale of all or substantially all of its assets.

The CIC agreements with the named executive officers provide that the Company agrees to employ these officers, and the officers agree to remain in the employ of the Company, from the date of a change in control to the earlier to occur of the third anniversary of such change in control or the officer’s normal retirement date at a rate of compensation at least equal to the highest monthly base salary which the officer was paid during the 36 calendar months immediately prior to the change in control.

In addition, during that three-year period the Company agrees to provide employee benefits which the named executive officer received (or had the right to receive) during the 12 months immediately prior to the date of the change in control. In the event that employment is terminated at any point during the 36 months following a change in control, then, in addition to any accrued and unpaid salary, benefits and vacation time, the terminated officer is entitled to (i) a lump-sum cash payment equal to three times the sum of the officer’s annual salary and annual cash incentive payment, with the annual cash incentive payment being equal to the average incentive payment received by the executive over the immediately preceding three years or his target incentive for the year in question, whichever is greater (“Annual Bonus”), (ii) continued health and welfare benefits and perquisites for the three year period following termination; (iii) a lump sum payment equal to the pension benefits the terminated officer would have earned during the three year period after the termination; (iv) a pro-rata share of the Annual Bonus corresponding to the year of termination; and (v) the vesting of all outstanding and unvested equity awards (i.e., stock options and restricted stock units). If any of such agreements subjects the officer to excise tax under Section 4999 of the Internal Revenue Code, the Company will pay such officer an additional amount calculated so that after payment of all taxes, interest and penalties, the officer retains an amount of such additional payment equal to such excise tax, provided, however, that if excise tax can be avoided by reducing the payouts to the executive by no more than 10% of what he would otherwise receive, then the payouts will be reduced.

The agreements define “termination” to mean termination of employment by the Company for reasons other than death, disability, cause or retirement. “Termination” also includes resignation by the officer after (a) a material adverse reduction in the nature or scope of his authorities, duties or responsibilities, following a change in control, as determined in good faith by the officer; (b) relocation of the officer to a location more than 35 miles away from the officer’s current place of employment; (c) a reduction in compensation or benefits after a change in control, (d) a breach by the Company of any provision of the agreement; or (e) a good faith determination by the officer that, as a result of the change in control, he is unable to exercise the authority, power, function and duties contemplated by the agreement.

The value of the severance and change in control benefits payable to the Company’s named executive officers as of the last business day of fiscal 2010 are set forth in the following table entitled “Potential Payments Upon Termination or Change in Control.”

Potential Payments Upon Termination or Change in Control Table

The following table presents potential payments to each Named Executive Officer as if the officer’s employment had been terminated as of the last business day of fiscal 2010 (provided, that with respect to Mr. Klein, this chart shows the actual payments made to Mr. Klein in connection with his retirement on May 31, 2010).

Name	Severance Pay ($)		Equity with Accelerated Vesting(3) ($)		Retirement Plan Benefits: Pension Plan (Qualified & Executive Retirement Plan) ($)		Continued Perquisites and Benefits(7) ($)	Excise Tax Gross-Up ($)	Total ($)
Norman E. Johnson
Death	—		3,739,767		14,846,475	(5)	—	—	18,586,242
Disability	—		3,739,767		14,846,475	(5)	—	—	18,586,242
Retirement	—		3,739,767	(4)	14,846,475	(5)	—	—	18,586,242
Voluntary	—		—		14,846,475	(5)	—	—	14,846,475
Involuntary (for Cause)	—		—		14,846,475	(5)	—	—	14,846,475
Without Cause or for Good Reason	5,271,546	(1)	3,739,767		14,846,475	(5)	451,075	—	24,308,863
Change in Control	5,271,546	(1)	3,739,767		16,600,643	(6)	451,075	3,629,304	29,692,335
Bruce A. Klein
Retirement	—		468,720	(8)	4,764,044	(9)	—	—	5,232,764
David J. Fallon
Death	—		19,254		—		—	—	19,254
Disability	—		19,254		—		—	—	19,254
Retirement	—		—		—		—	—	—
Voluntary	—		—		—		—	—	—
Involuntary (for Cause)			—		—		—	—	—
Without Cause or for Good Reason	255,000	(2)			—			—	255,000
Change in Control	1,069,493	(1)	19,254				150,612		1,239,359
Sam Ferrise
Death	—		1,056,618		144,637	(5)	—	—	1,201,255
Disability	—		1,056,618		144,637	(5)	—	—	1,201,255
Retirement	—		—		144,637	(5)	—	—	144,637
Voluntary	—		—		144,637	(5)	—	—	144,637
Involuntary (for Cause)	—		—		144,637	(5)	—	—	144,637
Without Cause or for Good Reason	353,034	(2)	—		144,637	(5)	—	—	497,671
Change in Control	1,739,792	(1)	1,056,618		144,637	(5)	156,884	957,612	4,055,543
Christopher L. Conway
Death	—		324,577		—		—	—	324,577
Disability	—		324,577		—		—	—	324,577
Retirement	—		—		—		—	—	—
Voluntary	—		—		—		—	—	—
Involuntary (for Cause)	—		—		—		—	—	—
Without Cause or for Good Reason	275,000	(2)	—		—		—	—	275,000
Change in Control	1,536,425	(1)	324,577		—		140,523	782,841	2,784,366
Richard M. Wolfson
Death	—		669,795		—		—	—	669,795
Disability	—		669,795		—		—	—	669,795
Retirement	—		—		—		—	—	—
Voluntary	—		—		—		—	—	—
Involuntary (for Cause)	—		—		—		—	—	—
Without Cause or for Good Reason	260,000	(2)	—		—		—	—	260,000
Change in Control	1,278,989	(1)	669,795		—		154,426	793,983	2,897,193

(1)	Amount represents three times the sum of (a) base salary in effect at the time of termination and (b) the average annual incentive plan payment paid to the executive over the immediately preceding three years or the executive’s target annual incentive for the year of termination, whichever is higher. These amounts would be paid in a lump sum to the executive.
(2)	Amount represents one year of base pay. No executive other than Mr. Johnson has a contractual right to severance and the Company does not have a formal severance pay plan. However, past practice suggests one year would be the maximum payment. This likely would be paid in accordance with the Company’s regular payroll practices (i.e., every two weeks and not in lump sum).
(3)	Amounts in this column represent the value of accelerating the vesting on unvested stock options and restricted stock units based on the Company’s closing stock price, $41.00 per share, on the last trading day of fiscal 2010.
(4)	Stock options and restricted stock units vest upon an employee’s retirement after he or she turns 60. Mr. Klein and Mr. Johnson were the only Named Executive Officers who were 60 prior to the end of the fiscal year.
(5)	Represents the present value at the end of fiscal 2010 of the Supplemental/Executive Retirement Plan lump sum benefit payable at normal retirement (age 65) plus the present value of the Pension Plan Trust. These amounts are reflected in full in the Pension Benefits for Fiscal Year 2010 table included earlier in this Proxy Statement under the rows “Pension Trust” and “Supplemental/Executive Retirement Plan” for Messrs. Johnson and Ferrise. These amounts do not include, as permitted by Item 402(j) of Regulation S-K, any amounts included under the “Aggregate Balance at Last FYE” column of the Nonqualified Deferred Compensation in Fiscal 2010 table included earlier in this Proxy Statement for Messrs. Johnson and Ferrise.
(6)	The Executive Retirement Plan provides for up to five additional years of service credit for purposes of calculating the benefit payable thereunder, adjusted downward to reflect any actuarial reduction for early retirement. $14,846,475 of the amount specified for Mr. Johnson is reflected in the Pension Benefits for Fiscal Year 2010 table included earlier in this Proxy Statement under the rows “Pension Trust” and “Supplemental/Executive Retirement Plan” for Mr. Johnson.
(7)	Represents the value (equal to the expense recognized by the Company in the preparation of its financial statements) of continued coverage for three years for the following benefits: (i) medical and dental; (ii) life insurance; (iii) long-term disability; (iv) 401(k) match; (v) company car; (vi) financial planning services; and (vii) executive physical.
(8)	Mr. Klein retired on May 31, 2010, after a highly successful 15 year career with the Company. Pursuant to the terms of the Company’s standard-form equity grant agreements, all unvested equity grants (restricted stock units and stock options) immediately vest upon a grantee’s retirement. The $468,720 shown in this column for Mr. Klein is the value realized by Mr. Klein on his retirement due to this accelerating vesting. The value associated with the accelerated vesting of restricted stock units is equal to the number of units that vested upon Mr. Klein’s retirement multiplied by $36.26, the closing price of the Company’s stock on the last trading day prior to Mr. Klein’s retirement date. The value associated with the accelerated vesting of stock options is equal to (i) the number of stock options that vested upon Mr. Klein’s retirement multiplied by (ii) the difference between the exercise price of the stock options that vested and $36.26, the closing price of the Company’s stock on the last trading day prior to Mr. Klein’s retirement date.
(9)	Shortly following his retirement, in June 2010, Mr. Klein received $2,841,203, representing approximately 60% of the lump sum benefit payable to him under the Executive Retirement Plan. Due to restrictions imposed by 409A, Mr. Klein was required to wait six months following his retirement to collect the remaining approximately 40%, equal to $1,922,841, which he received in December 2010, shortly following the conclusion of the Company’s 2010 fiscal year. The $4,764,044 shown in the table above is the sum of these two amounts, and represents the total amount actually paid to Mr. Klein under the Executive Retirement Plan in connection with his retirement. This $4,764,044 amount is reflected in full in the Pension Benefits for Fiscal Year 2010 table included earlier in this Proxy Statement under the row “Supplemental/Executive Retirement Plan” for Mr. Klein. This $4,764,044 amount does not include, as permitted by Item 402(j) of Regulation S-K, (i) the benefits payable to Mr. Klein under the Pension Trust included under the “Pension Trust” row of the Pension Benefits for Fiscal Year 2010 table included earlier in this Proxy Statement for Mr. Klein, or (ii) amounts included under the “Aggregate Balance at Last FYE” column of the Nonqualified Deferred Compensation in Fiscal 2010 table included earlier in this Proxy Statement for Mr. Klein.

Equity Compensation Plan Information

The following table sets forth aggregated information about the Company’s 2009 Incentive Plan as of the last day of fiscal 2010, the only Company plan under which equity securities of the Company are authorized for issuance:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	3,300,304	(1)	$29.16	(2)	2,760,931	(3)
Equity compensation plans not approved by security holders	—		—		—
Total	3,300,304	(1)	$29.16	(2)	2,760,931	(3)

(1)	Includes 3,229,410 vested and unvested stock options and 70,894 unvested restricted stock units. Restricted stock units which have vested but the receipt of which has been deferred by the recipient are not included. Shares available under the 2009 Incentive Plan are reduced by one (1) share for each full-value award (i.e., restricted stock unit) granted and by one and seven tenths (1.7) for each stock option granted.
(2)	The weighted average exercise price does not take into account the shares issuable upon vesting of outstanding unvested restricted stock units, which have no exercise price.
(3)	An additional 432,250 stock options and 29,467 restricted stock units were granted on December 13, 2010, i.e., after the end of fiscal year 2011.

REPORT OF THE AUDIT COMMITTEE

The Company’s Board of Directors’ Audit Committee is comprised of five directors, all of whom are independent as such term is defined in the listing standards of the NYSE and the rules and regulations of the SEC applicable to audit committees. The Audit Committee reviews the Company’s financial reporting process and its system of internal financial controls on behalf of the Board of Directors. Management of the Company has the primary responsibility for the financial statements and the reporting processes of the Company, including the system of internal controls, the presentation of the financial statements and the integrity of the financial statements. Management has represented to the Audit Committee that the Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and that its internal controls over financial reporting were effective as of November 27, 2010. The Company’s auditors, PricewaterhouseCoopers LLP, are engaged to audit the Company’s financial statements and to express an opinion on the conformity of such audited financial statements to GAAP and on the effectiveness of the Company’s internal controls over financial reporting. Members of the Audit Committee rely on the information provided to them and on the representations made by management and the information, representations, opinions and communications of the Company’s auditors.

In this context, the Audit Committee has reviewed and discussed the Company’s system of internal controls over financial reporting and its audited financial statements with management and the Company’s auditors. The Audit Committee has discussed with the Company’s auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended. In addition, the Audit Committee has received from the Company’s auditors the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the auditor’s communications with the Audit Committee concerning independence, and discussed with the auditors their independence from the Company and its management. While the activities of the Audit Committee are designed to provide an additional level of review, such activities cannot provide absolute assurance that the audit of the Company’s financial statements and of the effectiveness of the Company’s internal controls over financial reporting has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with GAAP or that the Company’s auditors are in fact independent.

In reliance on the reviews and discussions referred to above and subject to the limitations set forth above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended November 27, 2010, for filing with the SEC.

Audit Committee

Robert J. Burgstahler, Chairman
J. Marc Adam
Paul Donovan
Philip R. Lochner, Jr.
James L. Packard

The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

PROPOSAL NO. 2 —

ADVISORY VOTE REGARDING EXECUTIVE COMPENSATION

The shareholders of the Company are entitled to cast an advisory vote at the Annual Meeting to approve the compensation of the Company’s named executive officers, as disclosed in this proxy statement. While this shareholder vote on executive compensation is an advisory vote that is not binding on the Company or the Board of Directors, the Company values the opinions of its shareholders and will consider the outcome of the vote when making future compensation decisions.

As described more fully in the Compensation Discussion and Analysis section of this proxy statement, the Company’s executive compensation program is designed to attract, motivate and retain individuals with the skills required to formulate and drive the Company’s strategic direction and achieve annual and long-term performance necessary to create shareholder value. The program also seeks to align executive compensation with shareholder value on an annual and long-term basis through a combination of base pay, annual incentives and long-term incentives.

The Company’s practice of placing a significant portion of each executive’s compensation at-risk demonstrates this pay-for-performance philosophy. In fiscal 2010, at least 50% of the target 2010 compensation level of each individual who was an executive officer of the Company for all of fiscal 2010 was in the form of “at-risk” elements (i.e., incentive cash compensation, stock options and restricted stock units). For the Company’s Chief Executive Officer, Mr. Johnson, this figure was 68%.

The Company’s named executive officers all have significant stakes in the Company and its long-term success. The Company believes that the Company’s Chief Executive Officer, Mr. Johnson, is the single largest individual (i.e., non-institutional) shareholder in the Company and has demonstrated over the course of his 20 year career with the Company his commitment to invest and retain investment in the Company, far in excess of the Company’s stock ownership guidelines. The Company believes that this “tone at the top” guides the Company’s other executive officers and other members of management to obtain and maintain meaningful ownership stakes in the Company as much as the guidelines themselves.

As discussed previously in this proxy statement, fiscal 2010 was a record year for the Company in many key financial areas, and the Company believes that the compensation paid to the executive officers was appropriate in light of the Company’s achievements, including the following:

•	Earnings per share were the highest in corporate history, eclipsing the previous record set in 2008 by more than 2 cents per share.
•	The Company’s consolidated gross margin percentage of 33.5% was its highest in nineteen years, and its consolidated operating margin of 14.3% tied with its highest level since 1992.
•	Sales were the second highest in the Company’s history, trailing only the Company’s record year in fiscal 2008.

The Company’s success in fiscal 2010 would not have been possible if the Company’s management team, including the named executive officers, had not managed the Company well through the economic difficulties in fiscal 2009. Despite the significant challenges created by the length and severity of the global recession, the Company was able to reduce costs, retain key personnel, maintain customer fill rates, develop new products and technologies and increase its global presence. By doing these things in 2009, the Company enabled itself to capitalize on economic improvement and improve its market share in several of its key markets in 2010. Despite the fact that the Company’s management team, including the named executive officers, demonstrated effective leadership over the Company during fiscal 2009, they did not receive any incentive cash compensation or pay increases last year.

Finally, the Company’s compensation programs are objective, transparent and do not tend to materially change from year to year. While the Committee and the Company retain discretion to alter these programs and to introduce new ones, they exercise this discretion infrequently, and did not do so in fiscal 2010 (other than to eliminate tax gross-ups on all executive benefits and perquisites in 2011 in keeping with its prior commitment to the Company’s shareholders, as disclosed in the Company’s proxy statement filed in connection with the 2010 Annual Meeting last year).

In light of the above, the Company believes that its compensation of the named executive officers for fiscal 2010 was appropriate and reasonable, and that its compensation programs and practices are sound and in the best interest of the Company and its shareholders.

Vote Required.  Stockholders are being asked to vote on the following resolution (“Resolution”):

RESOLVED, that the stockholders of the Company approve, on an advisory and non-binding basis, the compensation of the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, in this Proxy Statement.

This advisory vote shall be approved if it receives the affirmative vote of a majority of shares of Common Stock of the Company present in person or represented by proxy at the Annual Meeting and entitled to vote with respect to this proposal. As noted earlier in this proxy statement, broker non-votes will not affect the outcome of this proposal, and abstentions will be equivalent to a vote against this proposal. If no voting specification is made on a properly returned or voted proxy card, the proxies named on the proxy card will vote FOR the Resolution.

The Board of Directors recommends a vote FOR the Resolution.

PROPOSAL NO. 3 —

FREQUENCY OF ADVISORY VOTE REGARDING EXECUTIVE COMPENSATION

The shareholders of the Company are entitled to cast an advisory vote at the Annual Meeting to determine how frequently they should consider and cast an advisory vote to approve the compensation of the Company’s named executive officers. The choices are annually, every other year, or every three years. While this shareholder vote regarding frequency is an advisory vote that is not binding on the Company or the Board of Directors, the Company values the opinions of its shareholders and will consider the outcome of the vote when making its determination regarding how frequently this advisory vote will be held.

The Company, the Compensation Committee and the Board of Directors believe that it is appropriate and in the best interest of the Company for the Company’s shareholders to cast an advisory vote on executive compensation every three years, for the following reasons:

•	As described in Proposal 2, the Company’s compensation programs are straightforward and do not tend to materially change from year to year. As such, the Company believes that an annual shareholder vote on executive compensation runs the risk of becoming a referendum in hindsight with respect to the amount of executive compensation paid in a particular year and is not likely to provide the Company or the Board with meaningful guidance as to whether the Company’s executive compensation programs and policies are generally appropriate and effective. The Company believes that determining whether executive compensation has been properly calibrated to Company performance is best viewed over a multi-year period rather than any single year, given that a single year can be impacted by various factors (difficulty in forecasting, changes in macro-economic environment, etc.), especially in times of highly volatile economic conditions such as the Company has experienced over the last two fiscal years.
•	Along the same lines, in the event that the Company was to receive an advisory vote disapproving of the Company’s compensation program for its named executive officers, the Company and the Board would want to understand its shareholders’ views that led to such vote. The Company believes that it would take more than a year for the Company to understand and consider these concerns and any potential alternatives, to actually institute any warranted changes to the Company’s compensation programs, and for the Company and its shareholders to assess whether such changes were effective. The Company does not believe that it would be in the best interest of shareholders for the Company or the Board to respond to a negative advisory vote on executive compensation in a reactive or “knee-jerk” fashion.
•	This is particularly true when one considers the fact that elements of the Company’s executive compensation programs apply well beyond the Company’s named executive officers described in the Compensation Discussion and Analysis — in some cases to several hundred employees of the Company. The Company believes that these programs have proven to be valuable in the recruitment and retention of key employees (in addition to its named executive officers), and before the Company eliminated or materially changed these programs, it would want to fully understand the human resources implications of doing so.
•	Perhaps most importantly, the Company believes that it has open lines of communication with its major shareholders and that it generally has an “open door” philosophy in responding to any shareholder who expresses a concern regarding any of the Company’s policies and practices, including those related to executive compensation. As a practical matter, the Company believes that its shareholders and potential investors will continue to have ample opportunity to engage in meaningful dialogue regarding executive compensation matters during the period of time between advisory votes and that they will not be prejudiced or in any way disenfranchised by the three-year term.

In light of the above, the Company believes that its resources in preparing for and seeking an advisory vote on executive compensation will be most effectively deployed every three years as opposed to a shorter time period, without sacrificing the ability of its shareholders to be heard.

Vote Required.  Stockholders are being asked to vote on the following resolution (the “Say-When-on-Pay Resolution”):

RESOLVED, that the stockholders of the Company approve, on an advisory and non-binding basis, whether the stockholders of the Company shall have an advisory vote on the compensation of the Company’s Named Executive Officers as set forth in the Company’s proxy statement annually, every two years or every three years.

The advisory vote regarding frequency of a shareholder advisory vote on executive compensation shall be determined by whichever of the choices — annually, every other year or every three years — receives the greatest number of votes cast. Shares represented by proxies which are marked to indicate abstentions from this proposal and broker non-votes with respect to this proposal will not affect its outcome. If no voting specification is made on a properly returned or voted proxy card, the proxies named on the proxy card will vote FOR a frequency of THREE YEARS for future advisory votes regarding executive compensation.

The Board of Directors recommends a vote FOR a frequency of “THREE YEARS” with respect to the Say-When-on-Pay Resolution.

PROPOSAL NO. 4 —

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

Information About Our Independent Registered Public Accounting Firm

The Audit Committee of our Board of Directors has appointed PricewaterhouseCoopers, LLP (“PWC”) as the independent registered public accounting firm to audit the Company’s consolidated financial statements for fiscal year 2011. PWC (or its predecessor firms) has been the independent registered public accounting firm for the Company for over 80 years. Notwithstanding PWC’s selection, the Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of the Company and its stockholders. The submission of this matter for approval by stockholders is not legally required; however, the Board of Directors believes that seeking stockholder ratification of the selection of the independent registered accounting firm is good corporate practice. If the appointment is not ratified by our stockholders, the Audit Committee will consider whether it should appoint another independent registered public accounting firm. A representative of PWC is expected to be present at the 2011 Annual Meeting and will have an opportunity to make a statement if he or she desires to do so, and will respond to appropriate questions from stockholders.

Amounts Paid to PricewaterhouseCoopers LLP

The following table presents fees for professional services rendered by PWC for the audit of the Company’s consolidated financial statements as of and for the fiscal years ended November 27, 2010 and November 28, 2009, and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods. All numbers have been rounded to the nearest thousand, and any failure to sum correctly on the “Total” line is due to such rounding.

	Years Ended
	November 27, 2010		November 28, 2009
Audit Fees	$1,407,000		$1,353,000
Audit-Related Fees	0		9,000	(2)
Tax Fees	93,000	(1)	15,000	(3)
All other Fees	0		106,000	(4)
Total	$1,500,000		$1,483,000

(1)	For tax work in connection with certain of the Company’s European subsidiaries.
(2)	For work in connection with SEC filings related to the Company’s 2009 Incentive Plan.
(3)	For work in connection with the tax-related corporate restructuring of a non-U.S. subsidiary.
(4)	For accounting work performed in connection with the Company’s Chinese operations and subsequent acquisitions

Audit Committee Pre-Approval Process

The charter of the Audit Committee provides that the Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent auditors and must approve in advance any non-audit services to be performed by the independent auditors. The Audit Committee reviews each proposed engagement to determine whether the provision of services is compatible with maintaining the independence of the independent auditors. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. All of the fees shown above were pre-approved by the Audit Committee.

Vote Required

A shareholder may mark the accompanying form of proxy to (i) vote for the ratification of the appointment of PWC, (ii) abstain from voting, or (iii) vote against the ratification of the appointment of PWC. If a quorum is present at the Annual Meeting, ratification of the appointment of PWC requires the affirmative vote of a majority of the shares of Common Stock of the Company present in person or represented by proxy at the meeting and entitled to vote with respect to the ratification of the appointment of PWC. Shares represented by proxies which are marked to indicate abstention from this matter will be considered as present and entitled to vote and will therefore be equivalent to a vote against the ratification of PWC’s appointment.

The ratification of the appointment of PWC is a routine matter and may be voted upon by banks, brokerage firms or other nominees without instruction from the beneficial owner of such shares. Consequently, proxies submitted by banks, brokerage firms or other nominees for shares beneficially owned by other persons may, in the absence of specific instructions from such beneficial owners, vote the shares for or against the ratification of the appointment of PWC at the discretion of the bank, brokerage firm or other nominee. If no voting specification is made on a properly returned or voted proxy card, the proxies named on the proxy card will vote FOR the ratification of the selection of in accordance with the Board of Directors’ recommendation below.

The Board of Directors recommends a vote FOR the ratification of the selection of PWC.

MISCELLANEOUS

Internet Website

The Company’s Internet address is www.clarcor.com. The Company makes available, free of charge, on this website, its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, its Current Reports on Form 8-K and amendments to such reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after such forms are electronically filed with the SEC. In addition, the following corporate governance documents can be found on this website: (a) charters for the Audit Committee, the Director Affairs/Corporate Governance Committee and the Compensation Committee of the Board of Directors; (b) Code of Conduct; (c) Code of Ethics for Chief Executive Officer and Senior Financial Officers; (d) Corporate Governance Guidelines; (e) Disclosure Controls and Procedures; (f) Procedures Regarding Reports of Misconduct or Alleged Misconduct; (g) the Company’s Insider Trading Policy; and (h) the Company’s By-laws. Copies of all of these documents can also be obtained, free of charge, upon written request to the Corporate Secretary, CLARCOR Inc., 840 Crescent Centre Drive, Suite 600, Franklin, TN 37067.

As indicated on the first page, this Proxy Statement and all attachments are available free of charge at: www.clarcorproxy.com.

Proposals of Security Holders for 2012 Annual Meeting of Shareholders

Under the rules and regulations of the SEC, any proposal which a shareholder of the Company intends to present at the Annual Meeting of Shareholders to be held in 2012 and which such shareholder desires to have included in the Company’s proxy materials for such meeting must be received by the Secretary of the Company not less than 120 calendar days before the anniversary date of this year’s proxy statement, or October 14, 2011. If a shareholder wishes to present a proposal at the Annual Meeting of Shareholders to be held in 2012 but not include it in the Company’s proxy materials or submit a nomination for director, such proposal must be received by the Secretary of the Company not less than 120 days nor more than 150 days prior to the anniversary date of this year’s Annual Meeting. Since the Annual Meeting of Shareholders of the Company will be held on March 22, 2011, written notice of any such proposal must be received by the Company no earlier than October 24, 2011 and no later than November 23, 2011. In addition, such proposal must meet certain other requirements that are set forth in the Company’s By-Laws. A copy of the Company’s By-Laws may be obtained on the Company’s website or without charge from the Secretary of the Company.

Expense of Solicitation of Proxies

The expense of solicitation of proxies, including printing and postage, will be paid by the Company. In addition to the use of the mail, proxies may be solicited personally, or by telephone, by officers and regular employees of the Company. The Company has employed D. F. King & Co., Inc. to solicit proxies for the Annual Meeting from brokers, bank nominees and other institutional holders. The Company has agreed to pay $10,500 plus the out-of-pocket expenses of D. F. King & Co., Inc., for these services. The Company will reimburse brokers and other persons holding stock in their names, or in the name of nominees, for their expenses for sending proxy material to principals and obtaining their proxies.

By Order of the Board of Directors

/s/ Richard M. Wolfson,
Richard M. Wolfson,
Secretary

Franklin, Tennessee
February 16, 2011

CLARCOR

IMPORTANT ANNUAL MEETING INFORMATION

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ENDORSEMENT_LINE______________ SACKPACK_____________

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Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m. EST on March 18, 2011.

Vote by Internet
- Log on to the Internet and go to **www.investorvote.com/CLC**
- Follow the steps outlined on the secured website.

Vote by telephone
- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is **NO CHARGE** to you for the call.
- Follow the instructions provided by the recorded message.

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board recommends a vote FOR all nominees, FOR Proposals 2 and 4 and every 3 YRS for Proposal 3.

1. Election of Directors:

	For	Withhold
01 - Mark A. Emkes	☐	☐
02 - Robert H. Jenkins	☐	☐
03 - Philip R. Lochner, Jr.	☐	☐

	For	Against	Abstain
2. Say on Pay - An advisory non-binding vote on the approval of executive compensation.	☐	☐	☐
4. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending November 26, 2011.	☐	☐	☐

	1 Yr	2 Yrs	3 Yrs	Abstain
3. Say When on Pay - An advisory non-binding vote on the approval of the frequency of shareholder votes on executive compensation.	☐	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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YOUR VOTE IS IMPORTANT!

Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

CLARCOR

Proxy / Voting Instruction Card — CLARCOR Inc.

CLARCOR INC.

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting on March 22, 2011

The undersigned hereby appoints ROBERT W. BURGSTAHLER and JAMES W. BRADFORD, JR., or any one or more of them, acting alone if only one shall be present, or jointly if more than one shall be present, the true and lawful attorneys of the undersigned, with power of substitution, to vote as proxies for the undersigned at the Annual Meeting of Shareholders of CLARCOR Inc. (the "Company") to be held at the Hilton Naples Florida Hotel, 5111 Tamiami Trail North, Naples, FL 34103, on Tuesday, March 22, 2011 at 9:00 a.m., Eastern Time, and all adjournments or postponements thereof, all shares of Common Stock which the undersigned would be entitled to vote and all as fully and with the same effect as the undersigned could do if then personally present.

Receipt is acknowledged of the Company's Annual Report to Shareholders for the fiscal year ended November 27, 2010, and the Notice and Proxy Statement for the above Annual Meeting.

The Company is aware of four matters to be voted upon at this Annual Meeting: (i) the election of directors — the nominees are Mark Emkes, Robert Jenkins and Philip Lochner; (ii) a non-binding advisory vote on the Company's executive compensation; (iii) a non-binding advisory vote on the frequency of future shareholder votes on executive compensation; and (iv) the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending November 26, 2011.

You are encouraged to specify your choices by marking the appropriate boxes (see reverse side), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. If a vote is not specified, the proxies named above will vote FOR the nominees for election as Directors, FOR the approval of the Company's executive compensation, EVERY THREE YEARS for the frequency of future executive compensation votes, and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending November 26, 2011. The proxies cannot vote your shares unless you sign and return this card.

(Continued and to be signed on the reverse side)